                                                                    EXHIBIT 10.1





--------------------------------------------------------------------------------


                            SHARE PURCHASE AGREEMENT

                                    between

                      AMERICAN INDUSTRIAL PROPERTIES REIT

                                      and

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                  dated as of

                                 July 30, 1998


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

ARTICLE 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2        PURCHASE AND SALE OF SHARES; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.1      Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.2      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.3      Closings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF THE TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.1      Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.2      Authority Relative to Agreements; Board Approval  . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.3      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.4      No Conflicts; No Defaults; Required Filings and Consents  . . . . . . . . . . . . . . . . .  12
         Section 3.5      SEC Matters and Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . .  13
         Section 3.6      Litigation; Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.8      Tax Matters; REIT & Partnership Status  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.9      Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.10     Financial Records; Trust Declaration and By-Laws; Corporate Records . . . . . . . . . . . .  19
         Section 3.11     Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.12     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.13     Employees and Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.14     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.15     Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.16     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.17     Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.18     Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.19     Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.20     Knowledge Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.2      Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.3      Conflicting Agreements and Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.4      Acquisition for Investment; Sophistication  . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.5      Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.6      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.7      REIT Qualification Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.8      Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.9      Legends; Stop-Transfer Orders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 5        COVENANTS RELATING TO THE CLOSINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.1      Taking of Necessary Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.2      Public Announcement; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.3      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         Section 5.4      No Solicitation of Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.5      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.6      Provision of Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.7      Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.8      Merger Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.9      Compensation of Chairman of the Board . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 6        CERTAIN ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.1      Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.2      REIT Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.3      Board Representation; Chairmanship; Visitation Rights; Voting Agreements  . . . . . . . . .  38
         Section 6.4      Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.5      Acknowledgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.6      Additional Purchased Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.7      Anti-Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.8      No Repurchase Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 6.9      Excess Securities Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 6.10     Disinterested Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 6.11     Standstill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 6.12     Funding Prior to Second Closing.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 7        CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.1      Initial Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.2      Second Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 7.3      Additional Closings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 8        CONDITIONS TO CLOSINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 8.1      Conditions to Purchase at Initial Closing . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 8.2      Conditions of Sale at Initial Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 8.3      Conditions to Purchase at Second Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 8.4      Conditions of Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 8.5      Conditions to Purchase at each Additional Closing . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.6      Conditions to Sale at each Additional Closing . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE 9        SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.1      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.2      Indemnification by Buyer or the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.3      Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE 10 TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.2     Procedure and Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.3     Expenses; Breakup Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 10.4     Repurchase Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE 11 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 11.1     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 11.2     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 11.3     Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 11.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         Section 11.5     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 11.6     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 11.7     Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 11.8     Interpretation; Absence of Presumption  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 11.9     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 11.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 11.11    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                   SCHEDULES

Schedule 3.1(d)                   Subsidiaries
Schedule 3.3(a)                   Partnership Units
Schedule 3.3(b)                   Options Under Option Plans
Schedule 3.3(c)                   Options, Warrants, Etc.
Schedule 3.4(b)                   Breaches, Defaults or Accelerations of Vesting
Schedule 3.4(d)                   Defaults
Schedule 3.6(a)                   Litigation; Compliance with Law
Schedule 3.7                      Absence of Certain Changes or Events
Schedule 3.8(a)                   Tax Matters
Schedule 3.8(c)                   Section 280G Matters
Schedule 3.8(d)                   Section 162(m) Matters
Schedule 3.9(c)                   Indebtedness; Joint Venture and Partnership Agreements
Schedule 3.9(d)                   Development, Construction, Management and Leasing Arrangements
Schedule 3.9(e)                   Other Material Agreements
Schedule 3.9(f)                   Conflict Policies & Agreements; Waivers
Schedule 3.10(b)                  Corporate Records
Schedule 3.11(a)                  Trust Properties
Schedule 3.11(b)                  Trust Property Violations/Engineering Reports
Schedule 3.11(c)                  Trust Property Road Changes
Schedule 3.11(f)                  Material Trust Lease Information
Schedule 3.11(g)                  Trust Property Letters of Intent or Similar Understandings
Schedule 3.11(h)                  Trust Property Rights of First Refusal
Schedule 3.11(i)                  Trust Property Noncompliance and Capital Expenditure Budget and Schedule
Schedule 3.11(j)                  Developed, Undeveloped, or Rehabilitated Land of Trust Property
Schedule 3.11(l)                  Trust Tenancy Leases
Schedule 3.12(a)                  Environmental Permits
Schedule 3.12(e)                  Environmental Concerns
Schedule 3.12(f)                  Environmental Reports
Schedule 3.13(a)                  Employment Agreements
Schedule 3.13(b)                  Employee Benefit Plans
Schedule 3.13(g)                  COBRA Participants
Schedule 3.13(k)                  Payments to Employees
Schedule 3.14                     Collective Bargaining; Labor Union Agreements
Schedule 3.15                     Affirmative Transactions
Schedule 3.20                     Individuals for Knowledge Test
Schedule 6.12                     Property Acquisitions for Funding Option

                                    EXHIBIT

Exhibit A                                          Trust Declaration
Exhibit B                                          Terms of Buyer Preferred Shares
Exhibit C                                          Registration Rights Agreement
Exhibit D                                          Form of Promissory Note

                 THIS SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of July 30, 1998, is made between American Industrial Properties REIT, a Texas real estate investment trust (the "Trust"), and Developers Diversified Realty Corporation, an Ohio corporation ("Buyer").

                                   RECITALS:

                 WHEREAS, Buyer wishes to purchase from the Trust, and the Trust wishes to sell to Buyer, an aggregate of 6,175,730 of the Trust's common shares of beneficial interest, par value $0.10 per share ("Trust Common Shares"), having the terms set forth in the Third Amended and Restated Declaration of Trust attached as Exhibit A (the "Trust Declaration"), in exchange for the Initial Purchase Price and the Remaining Purchase Price, each as defined herein; and

                 WHEREAS, Buyer and the Trust are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection with this Agreement and the Merger Agreement, as defined herein;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

                 As used in this Agreement, the following terms have the following respective meanings:

                 "Action" means any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

                 "ADA" has the meaning set forth in Section 3.11(e).

                 "Additional Closing Date" has the meaning set forth in Section 2.3(c).

                 "Additional Purchase Option" has the meaning set forth in
Section 6.6(a).

                 "Additional Purchased Shares" has the meaning set forth in
Section 6.6(a).

                 "Affiliate" has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

                 "Agreement" has the meaning set forth in the first paragraph hereof.

                 "Benefit Arrangements" has the meaning set forth in Section 3.13(h).

                 "Beneficial Ownership" has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

                 "Blue Sky Laws" has the meaning set forth in Section 3.4(e).

                 "Board of Managers" means the Board of Trust Managers of the Trust.

                 "Breakup Fee" has the meaning set forth in Section 10.3(c).

                 "Business Day" means any day other than a Saturday, a Sunday or a bank holiday in Cleveland, Ohio or Dallas, Texas.

                 "Buyer" has the meaning set forth in the first paragraph hereof.

                 "Buyer Preferred Shares" means a class of preferred shares of the Trust to be created by the Board of Managers on or prior to the date hereof having the terms set forth in Exhibit B hereto.

                 "Buyer Representatives" has the meaning set forth in Section 6.3(a).

                 "Buyer Shares" means, at any time, the Initial Purchased Shares and the Remaining Shares then issued and outstanding pursuant to this Agreement, as adjusted for any share split, subdivision, combination, merger, reclassification or share dividend related to the Trust Common Shares occurring at or before that time.

                 "CERCLA" has the meaning set forth in Section 3.12(e).

                 "Claim" has the meaning set forth in Section 3.12(g)(i).

                 "Closing" has the meaning set forth in Section 2.3.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder.

                 "Commitment" has the meaning set forth in Section 3.7.

                 "Competing Transaction" means (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other Beneficial Ownership), of more than 10% of any class of equity securities of the Trust or any Subsidiary or assets representing a material portion of the assets of the Trust or any Subsidiary,
(ii) any merger, consolidation, sale of assets, share exchange, recapitalization, other business combination, liquidation, or other action out of the ordinary course of business of the Trust, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                 "Controlled Group Liability" has the meaning set forth in
Section 3.13(h).

                 "Debt Instruments" means all notes, mortgages, deeds of trust or similar instruments which evidence or secure any indebtedness payable to the Trust or any Subsidiary.

                 "Development Properties" has the meaning set forth in Section 3.11(j).

                 "Development Budget and Schedule" has the meaning set forth in Section 3.11(j).

                 "Disinterested Managers" has the meaning set forth in Section 6.11.

                 "Employee Benefit Plan" has the meaning set forth in Section 3.13(h).

                 "Employees" has the meaning set forth in Section 3.13(h).

                 "Environmental Claim" has the meaning set forth in Section 3.12(g)(ii).

                 "Environmental Laws" has the meaning set forth in Section 3.12(g)(iii).

                 "Environmental Permits" has the meaning set forth in Section 3.12(a).

                 "ERISA" means the Employee Income Security Act of 1974, as amended, and any successor thereto.

                 "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business within the meaning of Section 4001(a)(14) of ERISA.

                 "Exercise Date Trailing Average" has the meaning set forth in
Section 6.6(c).

                 "Exchange Act" has the meaning set forth in Section 3.4(e).

                 "Executive Summaries of the Trust Environmental Reports" has the meaning set forth in Section 3.12(f).

                 "Forty Percent Threshold" has the meaning set forth in Section 6.7(a).

                 "GAAP" has the meaning set forth in Section 3.5(b).

                 "Government Authority" means any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

                 "HSR Act" has the meaning set forth in Section 3.4(e).

                 "Indemnified Party" has the meaning set forth in Section 9.2.

                 "Initial Closing" has the meaning set forth in Section 2.2.

                 "Initial Closing Date" has the meaning set forth in Section 2.1(a).

                 "Initial Purchase Price" means $14,711,778.50.

                 "Initial Shares" has the meaning set forth in Section 2.1(a).

                 "Insurance Policies" has the meaning set forth in Section
3.16.

                 "IRS" means the Internal Revenue Service.

                 "Liabilities" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records, including (i) obligations arising from noncompliance with any law, rule or regulation of any Government Authority or imposed by any court or any arbitrator of any kind, (ii) all indebtedness or liability of such Person for borrowed money, or for the purchase price of property or services (including trade obligations), (iii) all obligations of such Person as lessee under leases, capital or other, (iv) liabilities of such Person in respect of plans covered by Title IV of ERISA, or otherwise arising in respect of plans for employees or former employees or their respective families or beneficiaries, (v) reimbursement obligations of such Person in respect of letters of credit, (vi) all obligations of such Person arising under acceptance facilities, (vii) all liabilities of other Persons or entities, directly or indirectly, guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or with respect to which such Person is otherwise directly or indirectly liable, (viii) all obligations secured by any Lien on property of such Person, whether or not the obligations have been assumed, and (ix) all other items which have been, or in accordance with GAAP would be, included in determining total liabilities on the liability side of such Person's balance sheet.

                 "Liens" means all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever.

                 "Loss and Expense" has the meaning set forth in Section
9.2(a).

                 "Manager" means a member of the Board of Managers.

                 "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of the Trust and its Subsidiaries (to the extent of the Trust's interests therein), taken as a whole.

                 "Material Buyer Leases" has the meaning set forth in Section 4.9(f).

                 "Material Transaction" means any transaction between Buyer and its Affiliates, on the one hand, and the Trust and its Affiliates, on the other hand.

                 "Material Trust Leases" has the meaning set forth in Section 3.11(f).

                 "Materials of Environmental Concern" has the meaning set forth in Section 3.12(g)(iv).

                 "Merger Agreement" means the Merger Agreement of even date herewith among the Trust, Buyer and DDR Office Flex Corporation, a Delaware corporation.

                 "Merger Shares" has the meaning set forth in Section 2.1.

                 "NYSE" means the New York Stock Exchange, Inc.

                 "Notice of Superior Proposal" has the meaning set forth in
Section 5.4.

                 "Other Filings" has the meaning set forth in Section 5.1(b).

                 "Partnership Units" has the meaning set forth in Section
3.3(a).

                 "Pension Plans" has the meaning set forth in Section 3.13(h).

                 "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

                 "Project" has the meaning set forth in Section 3.11(j).

                 "Property Restrictions" has the meaning set forth in Section 3.11(a).

                 "Proxy Statement" has the meaning set forth in Section 5.1(b).

                 "Purchase Price" has the meaning set forth in Section 2.2.

                 "Purchased Shares" has the meaning set forth in Section 2.1.

                 "Qualified REIT Subsidiary" has the meaning set forth in
Section 3.8(i).

                 "Realco" has the meaning set forth in Section 3.15.

                 "Registration Rights Agreement" means an agreement in substantially the same form as the agreement attached hereto as Exhibit C.

                 "Regulatory Filings" has the meaning set forth in Section
3.4(e).

                 "REIT" has the meaning set forth in Section 3.8(b).

                 "Release" has the meaning set forth in Section 3.12(g)(v).

                 "Remaining Purchase Price" means $81,012,036.50.

                 "Remaining Shares" has the meaning set forth in Section
2.1(b).

                 "SEC" has the meaning set forth in Section 3.5(a).

                 "Second Closing" has the meaning set forth in Section 2.2.

                 "Second Closing Date" has the meaning set forth in Section 2.3(b).

                 "Securities Act" has the meaning set forth in Section 3.4(c).

                 "Securities Laws" has the meaning set forth in Section 3.5(a).

                 "Standstill Period" has the meaning set forth in Section 6.11.

                 "Subsidiary" means each entity of which the Trust is the direct or indirect general partner or as to which the Trust, directly or through one or more intermediary entities, has the right to elect a majority of the board of directors or other governing body or as to which the Trust has the right to receive 50% or more of the economic value of any business or activity in which such entity is engaged.

                 "Superior Proposal" means any bona fide written proposal for a Competing Transaction that the Board of Managers determines in good faith (after consultation with a financial adviser of nationally-recognized reputation and the Trust's outside legal counsel) will provide greater aggregate value to the Trust or the Trust's shareholders than the transaction contemplated by this Agreement (and with a greater aggregate value than any alternative transaction proposed by Buyer in accordance with Section 5.4).

                 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 54A), customs duties, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax" also includes any amount payable pursuant to any tax sharing agreement pursuant to which any relevant party is liable and any amount payable pursuant to any similar contract.

                 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 "Threshold Amount" has the meaning set forth in Section
6.6(b).

                 "Trust" has the meaning set forth in the first paragraph hereof.

                 "Trust Abstracts" has the meaning set forth in Section
3.11(f).

                 "Trust Capital Expenditure Budget and Schedule" has the meaning set forth in Section 3.11(i).

                 "Trust Common Shares" has the meaning set forth in the second paragraph hereof.

                 "Trust Declaration" means the Third Amended and Restated Declaration of Trust of the Trust attached hereto as Exhibit A.

                 "Trust Environmental Reports" has the meaning set forth in
Section 3.12(f).

                 "Trust Leases" has the meaning set forth in Section 3.11(f).

                 "Trust Permitted Liens" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings in each case, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Trust or its Subsidiaries to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, and in each case with respect to which adequate reserves or other appropriate provisions are being maintained by the Trust or its Subsidiaries to the extent required by GAAP and which do not exceed $25,000 in the aggregate, (iii) the Trust Leases, (iv) easements, rights-of-way and covenant restrictions which are customary and typical for properties similar to the Trust Properties and which do not (x) interfere materially with the ordinary conduct of any Trust Property or the business of the Trust and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Trust Property to which they apply, (v) the Liens which were granted by the Trust or any of its Subsidiaries to lenders pursuant to credit agreements in existence on the date hereof which are described in
Schedule 3.9(c), and (vi) such imperfections of title and encumbrances, if any, as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

                 "Trust Plans" has the meaning set forth in Section 3.13(b).

                 "Trust Property" has the meaning set forth in Section 3.11(a).

                 "Trust Reports" has the meaning set forth in Section 3.5(a).

                 "Trust Rent Roll" has the meaning set forth in Section
3.11(f).

                 "Trust Tenancy Leases" has the meaning set forth in Section 3.11(l).

                 "Welfare Plans" has the meaning set forth in Section 3.13(h).


                                   ARTICLE 2

                      PURCHASE AND SALE OF SHARES; CLOSING

                 Section 2.1 Purchase and Sale. On the terms and subject to the conditions hereof: (a) at the Initial Closing, the Trust will issue and deliver to Buyer 949,147 Trust Common Shares (the "Initial Shares"); and (b) at the Second Closing, the Trust will issue and deliver to Buyer 5,226,583 Trust Common Shares (the "Remaining Shares," and, together with the Initial Shares, the Additional Purchased Shares (to the extent any are issued) and the Trust Common Shares issued pursuant to the Merger Agreement (the "Merger Shares"), the "Purchased Shares"). Any Additional Purchased Shares will be issued and delivered on the terms and subject to the conditions described in this Agreement, and the Merger Shares will be issued and delivered on the terms, and subject to the conditions described in the Merger Agreement.

                 Section 2.2 Consideration. On the terms and subject to the conditions hereof, at the closing of the purchase of the Initial Shares (the "Initial Closing"), Buyer shall deliver the Initial Purchase Price, in immediately available funds, in exchange for the Initial Shares, and at the closing of the purchase of the Remaining Shares (the "Second Closing"), Buyer shall deliver the Remaining Purchase Price, in immediately available funds, in exchange for the Remaining Shares.

                 Section 2.3      Closings.

                 (a) Initial Closing. The Initial Closing shall take place at 10:00 a.m., local time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, on the Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8.1 and 8.2 (other than those conditions that are to be satisfied concurrently with the Initial Closing), or on such other date or at such other time and place as the parties shall agree on in writing (the "Initial Closing Date").

                 (b) Second Closing. The Second Closing shall take place at 10:00 a.m., local time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, on the Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8.3 and 8.4 (other than those conditions that are to be satisfied concurrently with the Second Closing), or on such other date or at such other time and place as the parties shall agree on in writing (the "Second Closing Date").

                 (c) Additional Closings. Any closing of any purchase of Additional Purchased Shares (each, an "Additional Closing," and each of the Initial Closing and the Second Closing and each Additional Closing, a "Closing") shall take place at 10:00 a.m., local time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, on the Business Day following the satisfaction or waiver of the last to be satisfied or waived of the agreements and conditions set forth in Sections 6.6, 8.5 and 8.6 (other than those conditions that are to be satisfied concurrently with that Additional Closing), or on such other date or at such other time and place as the parties shall agree on in writing (each date of an Additional Closing, an "Additional Closing Date").


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE TRUST

                 The Trust hereby represents and warrants to Buyer as follows:

                 Section 3.1      Organization and Qualification; Subsidiaries.
(a) The Trust is a real estate investment trust duly organized and validly existing under the laws of the State of Texas. The Trust has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

                 (b) Each Subsidiary of the Trust is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the corporate, partnership or limited liability company power and authority, as applicable, to own its properties and carry on its business as it is now being conducted.

                 (c) The Trust and each of its Subsidiaries is duly qualified to do business and to the extent legally applicable is in good standing in such jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for any jurisdiction in which any failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (d) Schedule 3.1(d) sets forth the name of each Subsidiary (whether owned directly or indirectly through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Trust free and clear of all Liens, except as set forth in
Schedule 3.1(d).  The following information for each Subsidiary is set forth in
Schedule 3.1(d), if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) the type of and percentage interest held by the Trust in the Subsidiary and the names of and percentage interest held by the other interest holders, if any, in the Subsidiary; and (iii) any loans from the Trust to, or payments payable to the Trust from, the Subsidiary, and the rate of interest thereon.

                 Section 3.2 Authority Relative to Agreements; Board Approval. (a) The execution, delivery and performance of this Agreement and of all of the documents and instruments delivered in connection herewith by the Trust are within the power of the Trust. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the Trust, the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                 (b) The Board of Managers has approved this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby and has determined to recommend that the shareholders of the Trust vote in favor of and approve the issuance of the Purchased Shares pursuant to this Agreement and the Merger Agreement.

                 (c) The Purchased Shares to be issued pursuant to this Agreement and the Merger Agreement have been duly authorized, and upon issuance on the terms set forth in this Agreement and the Merger Agreement will be duly and validly issued, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement and the Merger Agreement, Buyer will have good title to the Purchased Shares issued pursuant to this Agreement and the Merger Agreement, free and clear of all Liens.

                 (d) The sale of the Purchased Shares pursuant to this Agreement and the Merger Agreement will not give any shareholder of the Trust the right to demand payment for that shareholder's shares under the law of the State of Texas, but may give them such rights under the Trust Declaration.

                 Section 3.3 Capital Stock. (a) The authorized capital stock of the Trust on the date hereof consists of 500,000,000 Trust Common Shares, and 50,000,000 preferred shares of beneficial interest, $.10 par value. As of the date hereof, there are 11,093,594 Trust Common Shares issued and outstanding, and no preferred shares issued and outstanding. All such issued and outstanding Trust Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Trust has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the shareholders of the Trust on any matter.
Other than (i) the limited partnership units ("Partnership Units") described in
Schedule 3.3(a) of this Agreement which may be put to the Trust by the holders thereof for Trust Common Shares or the cash equivalent thereof (at the option of the Trust), (ii) options subject to grant under the option plans described in Schedule 3.3(b) of this Agreement, or (iii) as described in Schedule 3.3(c) to this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Trust to issue, transfer or sell any shares of capital stock or other equity interests of the Trust.

                 (b) Except as described in Schedule 3.3(a), no Subsidiary has issued Partnership Units or granted securities convertible into interests in the Trust or in any Subsidiary and no Subsidiary is a party to any outstanding commitment of any kind relating to, or any presently effective agreement or understanding with respect to, interests in the Trust or in any Subsidiary, whether issued or unissued.

                 (c) Except for the Trust's interests in the Subsidiaries or as described in Schedule 3.3(c), none of the Trust or any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint business, trust or other legal entity (other than investments in short-term investment securities).

                 Section 3.4 No Conflicts; No Defaults; Required Filings and Consents. Neither the execution and delivery by the Trust hereof or of the Merger Agreement nor the consummation by the Trust of the transactions contemplated hereby or by the Merger Agreement in accordance with the terms hereof and thereof, will:

                 (a) conflict with or result in a breach of any provisions of the Trust Declaration or By-laws of the Trust;

                 (b) except as described in Schedule 3.4(b), result in a breach or violation of, a default under, or the triggering of any payment or other obligation pursuant to, or accelerate vesting under, any Trust or Subsidiary stock option plan, option plan or similar compensation plan or any grant or award made under any of the foregoing;

                 (c) violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction applicable to the Trust or to any of its Subsidiaries;

                 (d) except as described in Schedule 3.4(d), violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Trust or of any of its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Trust or any of its Subsidiaries is a party, or by which the Trust or any of its Subsidiaries or any of their properties is bound or affected; or

                 (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Government Authority, other than any filings required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state securities laws ("Blue Sky Laws") (collectively, the "Filings"), and any filings required to be made with the Texas State Department of Assessments and Taxation, if any, or any national securities exchange on which the Trust Common Shares are listed.

                 Section 3.5 SEC Matters and Absence of Undisclosed Liabilities. (a) The Trust has delivered or made available to Buyer the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed by the Trust with the Securities and Exchange Commission ("SEC") and all exhibits, amendments and supplements thereto, including all documents incorporated by reference therein (collectively, the "Form 10-K"), and each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by the Trust or relating to the Trust Properties for the five years prior to the date of this Agreement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively the "Trust Reports"). The Trust Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by the Trust under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Trust Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any Government Authority with respect to any of the Trust Reports.

                 (b) Each of the balance sheets included in or incorporated by reference into the Trust Reports (including the related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Trust Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of the entity or entities to which it relates for the period covered thereby, in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved and in accordance with Regulation S-X promulgated by the SEC, except as may be noted therein and except, in the case of the unaudited statements, for normal recurring year-end adjustments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (c) Except as and to the extent set forth in the Trust Reports or in any Schedule hereto, to the best of the Trust's knowledge, none of the Trust or any of its Subsidiaries has any material Liabilities, nor do there exist any circumstances that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 Section 3.6 Litigation; Compliance With Law. (a) Except as disclosed in Schedule 3.6(a), there are no Actions pending or, to the Trust's knowledge, threatened against the Trust or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which question the validity hereof or of the Merger Agreement or of the any action taken or to be taken in connection herewith or with the Merger Agreement. Except as disclosed in Schedule 3.6(a), there are no continuing orders, injunctions or decrees of any Government Authority to which the Trust or any of its Subsidiaries is a party or by which any of its properties or assets are bound.

                 (b) None of the Trust or any of its Subsidiaries is in material violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over them or any of their respective properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 Section 3.7 Absence of Certain Changes or Events. Except as disclosed in Schedule 3.7 or in any Trust Report or other filings made by the Trust with the SEC, since January 1,

1996, the Trust and each of its Subsidiaries has conducted its business only in the ordinary course of such business and has not acquired any real estate or entered into any financing arrangements in connection therewith, and there has not been (a) any change, circumstance or event that would reasonably be expected to result in a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Trust Common Shares, (c) any commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by the Trust or any of its Subsidiaries, other than Commitments which would not, individually or in the aggregate, be expected to result in a Material Adverse Effect, or (d) any change in the Trust's accounting principles, practices or methods.

                 Section 3.8 Tax Matters; REIT & Partnership Status. (a) The Trust and each of its Subsidiaries has timely filed with the appropriate taxing authority all Tax Returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all material respects. All information shown on any Tax Return is correct in all material respects, and all material Taxes shown as owed by the Trust or by any of its Subsidiaries on any Tax Return have been paid or accrued, except for Taxes contested in good faith and for which adequate reserves have been taken. Each of the Trust and each of its Subsidiaries has properly accrued all Taxes for periods subsequent to the periods covered by such Tax Returns as required by GAAP. None of the Trust or any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. None of the Trust or any of its Subsidiaries is a party to any pending action or proceeding by any taxing authority for assessment or collection of any Tax, and no claim for assessment or collection of any Tax has been asserted against it. No claim has been made by any authority in a jurisdiction where the Trust or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation or reporting in that jurisdiction. There is no dispute or claim concerning any information, reporting or tax liability of the Trust or of any of its Subsidiaries, (i) claimed or raised by any taxing authority in writing or (ii) as to which the Trust or any of its Subsidiaries has knowledge. The Trust is a "domestically-controlled" REIT within the meaning of Code Section 897(h)(4)(B), and all nondomestic registered, and to the knowledge of the Trust beneficial, owners of Trust Common Shares are listed in Schedule 3.8(a). To the Trust's knowledge, no Person or entity which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interests in the Trust.

                 (b) The Trust (i) intends in its federal income tax return for the tax year ended December 31, 1997 and for the tax year that will end on December 31, 1998 to elect to be taxed as a real estate investment trust within the meaning of Section 856 of the Code ("REIT") and has complied (or will comply) with all applicable provisions of the Code relating to a REIT, for 1993 through the date hereof, (ii) has operated, and will to continue to operate, in such a manner as to qualify as a REIT for 1998, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, no such challenge is pending or threatened, and (iv) will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby and by the Merger Agreement.

                 (c) Except as described in Schedule 3.8(c), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby by any employee, officer, or manager of the Trust or of any of its Subsidiaries or of any of their Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(2) of the Code).

                 (d) Except as described in Schedule 3.8(d), the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Trust or by any of its Subsidiaries under any contract, stock plan, program, arrangement or understanding currently in effect.

                 (e) The Trust was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar year 1993 and all subsequent taxable periods. Each Subsidiary organized as a partnership or limited liability company (and any other Subsidiary that files Tax Returns as a partnership for federal income tax purposes) was and, as of the date hereof, continues to be, and will continue to be through the Second Closing Date, classified as a partnership for federal income tax purposes.

                 (f) For each taxable year beginning with the Trust's first taxable year which ended December 31, 1985, the dividends paid by the Trust on the Trust Common Shares have been and will continue to be paid pro rata, with no preference to any Trust Common Share as compared with other shares.

                 (g) The Trust has not actively conducted a business (i) from which it earns fees for services it performs and (ii) that would cause (a) the Trust's REIT status to be lost or (b) rents from real property to be treated as not rent under the Code.

                 (h) As required by Treasury Regulation Section 1.857-8, the Trust has maintained and will continue to maintain the necessary records regarding the actual ownership of its shares, and will timely make (i.e., by January 30 of each calendar year) the requisite information requests of its shareholders regarding share ownership and will maintain a list of the Persons failing or refusing to comply in whole or in part with the Trust's demand for statements regarding share ownership. The Trust will continue to maintain such records for all years, as required by law.

                 (i) The Trust has never owned more than ten percent (10%) of the common shares of any corporation other than a "Qualified REIT Subsidiary," i.e., (i) before 1998, a corporation, all of whose shares were always owned by the Trust, and (ii) after January 1, 1998, a corporation (a) all of whose shares are owned by the Trust, and (b) all of whose earnings and profits existing at the time the Trust acquired all of its shares are distributed before the end of the tax year in which all of the shares are acquired. With respect to any Subsidiary and the Trust itself, since January 1, 1993 none have had "earnings and profits," as defined in the Code.

                 Section 3.9 Compliance with Agreements. (a) Neither the Trust nor any of the Subsidiaries is in default under or in violation of any provision of the Trust Declaration, the By-laws of the Trust, its partnership agreement, operating agreement or any similar organizational document.

                 (b) Each of the Trust and each of its Subsidiaries has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Government Authority and all other reports and statements required to be filed by it, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, and has paid all fees or assessments due and payable in connection therewith. There is no unresolved violation asserted by any regulatory agency of which the Trust has received any written notice which, if resolved in a manner unfavorable to the Trust or any Subsidiary, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (c) Schedule 3.9(c) sets forth (i) a description of all material indebtedness of the Trust and of each of its Subsidiaries, whether unsecured or secured or collateralized by mortgages, deeds of trust or other security interests in the Trust Property or any other assets of the Trust or of any Subsidiary, or otherwise and (ii) each Commitment currently in effect entered into by the Trust or by any of the Subsidiaries (including any guarantees of any third party's debt or any obligations in respect of letters of credit issued for the Trust's or any Subsidiary's account) which may result in total payments or liability in excess of $100,000, excluding Commitments that are terminable on 30 days or less notice, and excluding Commitments the breach of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Trust nor any of the Subsidiaries is in default, and, to the Trust's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, under any of the documents described in clause (i) or (ii) of the first sentence of this paragraph or in respect of any payment obligations thereunder. All joint venture and partnership agreements to which the Trust or any of the Subsidiaries is a party as of the date hereof are described in Schedule 3.9(c), all of which are in full force and effect as against the Trust or the applicable Subsidiary and, to the Trust's knowledge, as against the other parties thereto, and none of the Trust or any of the Subsidiaries is in default, and, to the Trust's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, with respect to any obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Trust's knowledge, the other parties to such agreements are not in breach of any of their respective obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Trust's knowledge, there is no condition with respect to any of the Subsidiaries (including with respect to the partnership agreements for its Subsidiaries that are partnerships) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (d)      Except as disclosed in any other Schedule hereto,
Schedule 3.9(d) sets forth a complete and accurate list of all material agreements to which the Trust or any of its Subsidiaries is a party as of the date hereof relating to the development or construction of, additions or expansions to, or management or leasing services for, light industrial properties or office buildings or other real properties which are currently in effect and under which the Trust or any of its Subsidiaries currently has, or expects to incur, any material obligation.

                 (e) Except for (i) agreements made in the ordinary course of business with a maturity of less than one year or that are terminable on 30 days or less notice, and (ii) agreements the breach or nonfulfillment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Schedule 3.9(e) sets forth a complete and accurate list of all material agreements to which the Trust or any Subsidiary is a party as of the date hereof which are not listed in any other Schedule hereto or are not exhibits to any filing made by the Trust with the SEC. Each agreement listed on Schedule 3.9(e) is in full force and effect as against the Trust and, to the Trust's knowledge, as against the other parties thereto, no payments, if any, are delinquent, no notice of default thereunder has been sent or received by the Trust or any of the Subsidiaries, and, to the Trust's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except for any default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (f) Schedule 3.9(f) sets forth a complete and accurate list of all agreements and written policies of the Trust in effect on the date hereof relating to transactions with Affiliates and potential conflicts of interest. Each agreement or policy listed on Schedule 3.9(f) is in full force and effect, and the Trust, each of the Subsidiaries and, to the Trust's knowledge, the other parties thereto, are in compliance with such agreements or policies, or such compliance has been waived by the Board of Managers as listed on Schedule 3.9(f).

                 Section 3.10 Financial Records; Trust Declaration and By-Laws; Corporate Records. (a) The books of account and other financial records of the Trust and of each of the Subsidiaries are in all respects true and complete, have been maintained in accordance with good business practices, and are accurately reflected in all respects in the financial statements included in the Trust Reports.

                 (b) The Trust has delivered or made available to Buyer true and complete copies of the Trust Declaration and the By-laws of the Trust, as amended to date, and the charter, by-laws, organizational documents, partnership agreements and joint venture agreements of the Subsidiaries, and all amendments thereto. All such documents are listed in Schedule 3.10(b).

                 (c) The minute books and other records of corporate, trust or partnership proceedings of the Trust and of each of the Subsidiaries contain accurate records of all meetings of the equity holders, managers and other governing bodies thereof and accurately reflect in all material respects all other corporate action of the Managers, shareholders and directors and any committees of the Board of Managers and of the Subsidiaries which are corporations and all actions of the partners of the Subsidiaries which are partnerships.

                 Section 3.11 Properties. (a) Schedule 3.11(a) sets forth a complete and accurate list and the address of all real property owned or leased by the Trust or by any of the Subsidiaries or otherwise used by the Trust or by any of the Subsidiaries in the conduct of their business or operations. That real property, together with the land at each address referenced in Schedule 3.11(a) and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land shall be referred to individually as a "Trust Property" and collectively as the "Trust Properties". To the Trust's knowledge the Trust, or, in the case of Trust Properties owned by Subsidiaries, the Subsidiary or trustees holding legal title solely for the benefit of a Subsidiary indicated in Schedule 3.11(a), owns good and indefeasible fee simple title (or, if so indicated in Schedule 3.11(a), leasehold title) to each of the

Trust Properties, in each case free and clear of any Liens, title defects, common restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Trust Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties. To the Trust's knowledge, none of the Trust Permitted Liens interferes with, impairs, or is violated by the present use, occupancy or operation (or if applicable, development) of any Trust Property and none of the Property Restrictions interferes with, impairs, or is violated by, the existence of any building or other structure or improvement which constitutes a part of, or the present use, occupancy or operation (or, if applicable, development) of, any Trust Property, except, in each such case, to the extent that any interference, impairment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of the Trust or a Subsidiary or a trustee holding legal title solely for the benefit of a Subsidiary, as applicable, to each of the Trust Properties in amounts at least equal to the original cost thereof, subject only to Trust Permitted Liens, and to the Trust's knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy.

                 (b) Except as described in Schedule 3.11(b), the Trust has no knowledge (i) that any currently required certificate, permit or license (including building permits and certificates of occupancy for tenant spaces) from any Government Authority having jurisdiction over any Trust Property or any agreement, easement or other right that is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements that constitute a part of any of the Trust Properties or which are necessary to permit the lawful use and operation of any existing driveways, roads or other areas of ingress and egress to and from any of the Trust Properties has not been obtained or is not in full force and effect, or of any pending threat of modification or cancellation of any of same, or (ii) of any violation by any Trust Property of any federal, state or municipal law, ordinance, order, regulation or requirement, including any applicable zoning law or building code, arising from the use or occupancy of such Trust Property or otherwise. Except as described in Schedule 3.11(b), the Trust has no knowledge of any current uninsured physical damage to any Trust Property in excess of $25,000. To the Trust's knowledge, except for repairs identified in the Trust Capital Expenditure Budget and Schedule, each Trust Property: (i) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, and (ii) consists of sufficient land areas, driveways and other improvements and lawful means of access and utility service and capacity to permit the use thereof in the manner and for the purposes to which it is presently devoted (or, in the case of the Development Properties, for the development and operation thereon of the applicable Project), except, in each such case, to the extent that failure to meet such standards would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (c)      The Trust has no knowledge (i) except as described in
Schedule 3.11(c) that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Trust Properties, (ii) except as described in Schedule 3.11(c), that any road widening or change of grade of any road adjacent to any Trust Property is underway or has been proposed, (iii) of any proposed change in the assessed valuation of any Trust Property other than customarily scheduled revaluations, (iv) of any special assessment made or threatened against any Trust Property, or (v) that any of the Trust Properties is subject to any so-called "impact fee" or to any agreement with any Government Authority to pay for sewer extension, oversizing utilities, lighting or like expenses or charges for work or services by such Government Authority, except, in the case of each of the foregoing, to the extent that same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (d) To the Trust's knowledge, each of the Trust Properties is an independent unit which does not rely on any facilities located on any property not included in such Trust Property to fulfill any municipal or governmental requirement or for the furnishing to such Trust Property of any essential building systems or utilities, other than facilities the benefit of which inures to the Trust Properties pursuant to one or more valid easements. Each of the Trust Properties is served by public water and sanitary systems and all other utilities, and, to the Trust's knowledge, each of the Trust Properties has lawful access to public roads, in all cases sufficient for the current use and occupancy of that Trust Property (or, in the case of the Development Properties, for the development and operation thereon of the applicable Project). To the Trust's knowledge, all parcels of land included in each Trust Property that purport to be contiguous are contiguous and are not separated by strips or gores. To the Trust's knowledge, no portion of any Trust Property lies in any flood plain area (as defined by the U.S. Army Corps of Engineers or otherwise) or includes any wetlands or vegetation or species protected by any applicable laws. To the Trust's knowledge, no improvements constituting a part of any Trust Property encroach on real property not constituting a part of such Trust Property.

                 (e) Except for matters addressed in the Trust Capital Expenditure Budget and Schedule, no Trust Property fails to comply with the requirements of the ADA except for such noncompliance as the Trust reasonably believes will not, individually or in the aggregate, have a Material Adverse Effect.

                 (f) The Trust has provided to Buyer an accurate rent roll for each Trust Property for the month ended June 30, 1998 (the "Rent Roll"), which identifies and accurately describes each lease of space in each Trust Property (collectively, the "Trust Leases"). The Trust has delivered to Buyer an abstract of each Trust Lease (the "Trust Abstracts") which accurately describes the material terms thereof. With respect to each Trust Lease for premises larger than 20,000 square feet of rentable space (collectively, the "Material Trust Leases"), except as described in Schedule 3.11(f) and except for matters that are not, individually or in the aggregate, reasonably expected to have a material effect on any Trust Property, (i) each of the Material Trust Leases is valid and subsisting and in full force and effect as against each party thereto, and has not been amended, modified or supplemented, other than by any amendment, modification or supplement that has been provided to Buyer,
(ii) the tenant under each of the Material Trust Leases is in actual possession of the premises leased thereunder, (iii) no tenant under any Material Trust Lease is more than 30 days in arrears in the payment of rent, (iv) none of the Trust or any of its Subsidiaries has received any written notice from any tenant under any Material Trust Lease of its intention to vacate, (v) none of the Trust or any of its Subsidiaries has collected payment of rent under any Material Trust Lease (other than security deposits) for a period which is more than one month in advance, (vi) no notice of default has been sent or received by the landlord under any Material Trust Lease with respect to any defect that remains uncured as of the date hereof, no default has occurred under any Material Trust Lease and, to the Trust's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a default under any Material Trust Lease, (vii) no tenant under any of the Material Trust Leases has any purchase option or kick-out right or is entitled to any concession, allowance, abatement, set-off, rebate or refund, (viii) none of the Material Trust Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered except in connection with financing secured by the applicable Trust Property, which is described in
Schedule 3.9(c), (ix) no brokerage or leasing commission or other compensation is due or payable to any Person with respect to or on account of any of the Material Trust Leases or any extensions or renewals thereof, (x) except as set forth in the Trust Abstracts, no space of a material size in any Trust Property is occupied by a tenant rent-free, (xi) no tenant under any of the Material Trust Leases has asserted any claim which is likely to affect the collection of rent from such tenant, and (xii) the landlord under each Material Trust Lease has fulfilled all of its obligations thereunder in respect of tenant improvements and capital expenditures. Other than the tenants identified in the Rent Roll and Trust Abstracts and parties to easement agreements which constitute Trust Permitted Liens, no third party has any right to occupy or use any portion of any Trust Property. The Rent Roll or Trust Abstracts include a budget for all material tenant improvements and similar material work required to be performed by the lessor under each of the Material Trust Leases.

                 (g) Schedule 3.11(g) sets forth a complete and accurate list of all material commitments, letters of intent or written understandings made or entered into by the Trust or any of its Subsidiaries as of the date hereof (x) to lease any space larger than 20,000 rentable square feet at any of the Trust Properties, (y) to sell, mortgage, or pledge any Trust Property or to otherwise enter into a material transaction or arrangement in respect of the ownership or financing of any Trust Property, or (z) to purchase or acquire an option, right of first refusal or similar right in respect of any real property, which, in any such case has not yet been reduced to a written lease or contract, and sets forth with respect to each such commitment, letter of intent or other understanding the principal terms thereof.

                 (h) Except as set forth in the Rent Roll or Trust Abstracts, and except for certain rights of first refusal which are set forth in the sections of the partnership agreements referenced in Schedule 3.1(d) and which relate to partnerships in which the Trust, directly or indirectly, owns less than a 100% interest, none of the Trust or any of its Subsidiaries has granted any outstanding options or has entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Trust Property, and no Person has any right or option to acquire, or right of refusal with respect to, the Trust's or any of its Subsidiaries' interest in any Trust Property or any part thereof. Except as described in Schedule 3.11(h) none of the Trust or any Subsidiary has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

                 (i) Schedule 3.11(i) contains a complete and accurate description of any material noncompliance by any Trust Property, to the Trust's knowledge, with any law, ordinance, code, health and safety regulation or insurance requirement (except for the ADA, which is addressed in this respect in Section 3.11(e) above) other than such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.11(i) also sets forth the Trust's and each Subsidiary's capital expenditure budget and schedule for each Trust Property (the "Trust Capital Expenditure Budget and Schedule"), which describes the capital expenditures which the Trust or any Subsidiary has budgeted for such Trust Property that was acquired prior to March 25, 1998 for the period from December 31, 1997 through December 31, 1999. To the Trust's knowledge, the costs and time schedules for 1998 and 1999 set forth in the Trust Capital Expenditure Budget and Schedule are reasonable estimates and projections. Except as described in Schedule 3.11(i), there are no outstanding, or to the Trust's knowledge, threatened requirements of any insurance company which has issued an insurance policy covering any Trust Property, or of any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Trust Property.

                 (j) Schedule 3.11(j) contains a list of each Trust Property which consists of or includes undeveloped land or which is in the process of being developed or rehabilitated (each, a "Development Property," and collectively, the "Development Properties") and a brief description of the development or rehabilitation intended by the Trust or any Subsidiary to be carried out or completed thereon (collectively, the "Projects"), including any budget and development or rehabilitation schedule therefor prepared by or for the Trust or any Subsidiary (collectively, the "Development Budget and Schedule"). Except as disclosed in Schedule 3.11(j), each Development Property is zoned for the lawful development thereon of the applicable Project, and the Trust or a Subsidiary has obtained all permits, licenses, consents and authorizations required for the lawful development or rehabilitation thereon of such Project, except only for such failure to meet the foregoing standards as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 3.11(j), to the Trust's knowledge, there are no material impediments to or constraints on the development or rehabilitation of any Project in all material respects within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto. In the case of each Project the development of which has commenced, to the Trust's knowledge, the costs or expenses incurred in connection with such Project and the progress thereof are, except as described in Schedule 3.11(j), consistent and in compliance in all material respects with all aspects of the Development Budget and Schedule applicable thereto.

                 (k) The Trust has disclosed to Buyer all adverse matters known to the Trust with respect to or in connection with the Trust Properties (including the Trust Leases and the Trust Tenancy Leases), which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (l) The ground leases underlying the leased Trust Properties referenced in Schedule 3.11(a) (collectively, the "Trust Tenancy Leases") are listed in Schedule 3.11(l). Each of the Trust Tenancy Leases is valid, binding and in full force and effect against the applicable Subsidiary and, to the Trust's knowledge, against the other party thereto. Except as indicated in Schedule 3.11(l), none of the Trust Tenancy Leases is subject to any pledge, lien, sublease, assignment, license or other agreement granting to any third party any interest in or any right to the use or occupancy of any premises leased thereunder. To the Trust's knowledge, except as described in
Schedule 3.11(l), there is no pending or threatened proceeding which is reasonably likely to interfere with the quiet enjoyment of the tenant under any of the leases. Except as described in Schedule 3.11(l), no payments under any Tenancy lease are delinquent and no notice of default thereunder has been sent or received by the Trust or any of its Subsidiaries. There does not exist under any of the Trust Tenancy Leases any default, and, to the Trust's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                 (m) Each of the Trust and each of its Subsidiaries has good and sufficient title to all the personal and other property and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Trust and its Subsidiaries as of March 31, 1998, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, except for Trust Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a material adverse effect on any Trust Property.

                 Section 3.12 Environmental Matters. (a) To the Trust's knowledge, each of the Trust and its Subsidiaries has obtained and now maintains as currently valid and effective all permits required under Environmental Laws (the "Environmental Permits") in connection with the operation of its businesses and properties, all of which are listed in Schedule 3.12(a). To the Trust's knowledge, except as disclosed in the Executive Summaries of the Trust Environmental Reports, each of the Trust and its Subsidiaries, and each Trust Property, is and has been in compliance with all terms and conditions of the Environmental Permits and all Environmental Laws, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any Trust Property. The Trust has no knowledge of any circumstances that may prevent or interfere with such compliance in the future.

                 (b) Each of the Trust and its Subsidiaries has provided to Buyer all material written information and written communications (whether from a Government Authority, citizens' group, employee or other Person) in its possession or control regarding (i) alleged or suspected noncompliance of any of the Trust Properties with any Environmental Laws or Environmental Permits or
(ii) alleged or suspected liability of the Trust or its Subsidiaries under any Environmental Law.

                 (c) There are no environmental liens or encumbrances on any of the Trust Properties and, to the Trust's knowledge, no government actions have been taken or are in process which are reasonably likely to subject any Trust Property to such liens or other encumbrances.

                 (d) No Environmental Claim with respect to the operations or the businesses of the Trust or of its Subsidiaries, or with respect to the Trust Properties, has been asserted or, to the Trust's knowledge, threatened, and, to the Trust's knowledge, no circumstances exist with respect to the Trust or any of its Subsidiaries or the Trust Properties that would reasonably be expected to result in any Environmental Claim being asserted, in any such case, against (i) the Trust or any of its Subsidiaries, or (ii) any Person whose liability for any Environmental Claims the Trust or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                 (e) Except as disclosed in Schedule 3.12(e) or set forth in the Executive Summaries of the Trust Environmental Reports: (i) none of the Trust or any of the Subsidiaries has been notified or has reason to anticipate being notified of potential responsibility in connection with any site that has been placed on, or proposed to be placed on, the National Priorities List or its state or foreign equivalent pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U-S.C. Section 9601 et seq., or analogous state or foreign laws, (ii) to the Trust's knowledge, no Materials of Environmental Concern are present on, in or under any Trust Property in a manner or condition that is reasonably likely to give rise to an Environmental Claim which would reasonably be expected to result in a Material Adverse Effect, (iii) to the Trust's knowledge, none of the Trust, any Subsidiary or any tenant of any Trust Property has Released or arranged for the Release of any Materials of Environmental Concern at any location to an extent or in a manner which would reasonably be expected to result in a material effect on any Trust Property, (iv) to the Trust's knowledge, no underground storage tanks, surface disposal areas, pits, ponds, lagoons, open trenches or equipment is present at any Trust Property, (v) to the Trust's knowledge, no transformers, capacitors or other equipment containing fluid with more than 50 parts per million polychlorinated biphenyls are present at any Trust Property, except for any such transformers, capacitation or other equipment owned by any utility company, and (vi) to the Trust's knowledge, no employee, agent, contractor, subcontractor or tenant of the Trust or of any of the Subsidiaries is now or has in the past been exposed to friable asbestos or asbestos-containing material at any Trust Property.

                 (f) Schedule 3.12(f) contains a list of the most recent Phase I environmental reports prepared for the Trust or the Subsidiaries or otherwise in the possession of any of them with respect to the environmental condition of any Trust Property (collectively, the "Trust Environmental Reports"). True and complete copies of the executive summaries or conclusions included in the Trust Environmental Reports (collectively, the "Executive Summaries of the Trust Environmental Reports") have been delivered or made available by the Trust to Buyer. To the Trust's knowledge, none of the matters disclosed by the Summaries of the Trust Environmental Reports would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                 (g) For purposes of this Section 3.12, the terms listed below have the following meanings:

                          (i) "claim" means any action, cause of action, suit, debt, dues, account, reckoning, bond, bill, covenant, contract, controversy, promise, trespass, damage, judgment, execution, claim, liability or demand whatsoever, in law or equity.

                          (ii) "Environmental Claim" means any Claim investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (A) the presence, generation, transportation, treatment, use, storage, disposal or Release of Materials of Environment Concern or the threatened Release of Materials of Environmental Concern at any location, or (B) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

                          (iii) "Environmental Laws" means federal, state, local, provincial, municipal and foreign laws, ordinances, principles of common law, rules, by-laws, orders, governmental policies, statutes, regulations, agreements, treaties, customary law, and international principles relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, but not limited to, any laws relating to (A) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same, (B) exposure of Persons to, or Release or threat of Release of, Materials of Environmental Concern, (C) noise, (D) repetitive motion, and (E) the safety and health of workers and employees.

                          (iv) "Materials of Environmental Concern" means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. Section 6601(14)), or solid or hazardous wastes as now defined and regulated under any Environmental Laws.

                          (v) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

                 Section 3.13 Employees and Benefit Plans. (a) Schedule 3.13(a) sets forth a complete and accurate list of all employment agreements with employees of the Trust or of any of the Subsidiaries. Except for the employees who are parties to such employment agreements, all of the employees of the Trust and of each of its Subsidiaries are employed in an at-will status (except for restrictions or limitations on the at-will status of such employees imposed by general principles of law or equity).

                 (b) Schedule 3.13(b) sets forth a complete and accurate list of all Employee Benefit Plans and all material Benefit Arrangements which affect Employees of the Trust or of any of its Subsidiaries (each, a "Trust Plan").

                 (c) With respect to each Trust Plan, (i) the Trust and each of its Subsidiaries is in compliance in all material respects with the terms of that Trust Plan and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations, (ii) the Trust and each of its Subsidiaries has contributed to each Pension Plan included in the Trust Plan not less than the amounts accrued for such plan for all plan periods for which payment is due, and (iii) none of the Trust or any of its Subsidiaries has any funding commitment or other liabilities except as reserved for in the financial statements included in or incorporated by reference into the Trust Reports, except, in the case of each of clauses (i) through (iii), for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (d) None of the Trust or any of its Subsidiaries has made any commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan, or to increase benefits or compensation of Employees of the Trust or of any of its Subsidiaries (except for normal increases in compensation consistent with past practices), and to the Trust's knowledge, no intention to do so has been communicated to Employees of the Trust or of any of its Subsidiaries.

                 (e) There are no pending or, to the Trust's knowledge, anticipated claims against or otherwise involving any of the Trust Plans or any fiduciaries thereof with respect to their duties to the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Trust Plan activities) has been brought against or with respect to any Trust Plan.

                 (f) Neither the Trust or any entity under "common control" with the Trust within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA).

                 (g) Except as described in Schedule 3.13(g), the Trust and its Subsidiaries do not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Employee during his employment or upon his retirement or termination of employment and, to the Trust's knowledge, the Trust and its Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

                 (h) For purposes hereof, "Employee Benefit Plans" means each and all "employee benefit plans" as defined in Section 3(3) of ERISA maintained or contributed to by a party hereto or in which a party hereto participates or participated and which provides benefits to Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, including retirement medical and life insurance ("Welfare Plans"), and (ii) any such plans that constitute "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"). "Benefit Arrangements" means life and health, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, individual employment, consultation or severance and other polices or practices of a party hereto providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans. "Employees" means all current employees, former employees and retired employees of a party hereto or of any of the Subsidiaries, including employees on disability, layoff or leave status. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code,
(iv) the continuation coverage requirements of Section 601 et seq, of ERISA and
Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans.

                 (i) To the Trust's knowledge, with respect to each plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under the plan (whether or not vested), on a termination basis, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not result in the occurrence of any such reportable event, and
(iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full.

                 (j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Trust following the Closing. Without limiting the generality of the foregoing, neither the Trust nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                 (k) Except as set forth in Schedule 3.13(k), either the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Trust or of any Subsidiary.

                 Section 3.14 Labor Matters. None of the Trust or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. Except for the matters described in Schedule 3.14 (none of which matters would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Trust, threatened against the Trust or any of its Subsidiaries. To the knowledge of the Trust, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Trust or of any of its Subsidiaries.

                 Section 3.15 Affiliate Transactions. Other than any transaction involving USAA Real Estate Company, a Delaware corporation ("Realco"), and its Affiliates, Schedule 3.15 sets forth a complete and accurate list of all transactions or currently proposed transactions or series of related transactions entered into by the Trust or any of its Subsidiaries since January 1, 1996 which are of a type that would be required to be disclosed by the Trust pursuant to Item 404 of Regulation S-K of the Securities Laws.

                 Section 3.16 Insurance. The Trust maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers, managers, and directors of the Trust and of each of its Subsidiaries (collectively, the "Insurance Policies") which are of a type and in amounts customarily carried by Persons similar in size to the Trust conducting businesses similar to those of the Trust. There is no material claim by the Trust or by any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

                 Section 3.17 Proxy Statement. The Proxy Statement and all of the information included or incorporated by reference therein (other than any information supplied or to be supplied by Buyer for inclusion or incorporation by reference therein) will not, as of the date such Proxy Statement is first made available to the shareholders of the Trust and as of the time of the meeting of the shareholders of the Trust in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

                 Section 3.18 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by the State of Texas applies to the transactions contemplated by this Agreement or the Merger Agreement.

                 Section 3.19 Brokers and Finders. No agent, broker, investment banker or other Person, including any of the foregoing that is an Affiliate of the Trust, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Trust in connection with this Agreement or any of the transactions contemplated hereby for which Buyer will be responsible. Buyer acknowledges that the Trust is obligated to pay a fee to each of Salomon Smith Barney and Prudential Securities Incorporated in connection with the transaction contemplated hereby and by the Merger Agreement.

                 Section 3.20 Knowledge Defined. As used herein, the phrase "to the Trust's knowledge" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.20, and includes any facts, matters or circumstances set forth in any written notice from any Government Authority or any other material notice received by the Trust or any Subsidiary, and also includes any matter of which Buyer informs the Trust in writing.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to the Trust as follows:

                 Section 4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio. Buyer has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

                 Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement and of all of the documents and instruments delivered in connection herewith by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                 Section 4.3 Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or of any kind upon any of the properties or assets of Buyer pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organizational documents of Buyer or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Buyer is bound, except for any filings required by Sections 13(d) and 16 of the Exchange Act following each Closing.

                 Section 4.4 Acquisition for Investment; Sophistication. Buyer is acquiring the Purchased Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Buyer has no present intention or plan to effect any "distribution" (within the meaning of the Securities Act) of the Purchased Shares, but the disposition of the Purchased Shares owned by Buyer shall at all times be and remain within its control, subject to the provisions of this Agreement, the Registration Rights Agreement and the Securities Act. Buyer is able to bear the economic risk of the acquisition of the Purchased Shares pursuant hereto and pursuant to the Merger Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereby, and therefore has the capacity to protect its own interests in connection with the acquisition of Purchased Shares pursuant hereto and pursuant to the Merger Agreement.

                 Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement, as of the date the Proxy Statement is mailed to the shareholders of the Trust and as of the time of the meeting of the shareholders of the Trust in connection with the transactions contemplated hereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 Section 4.6 Brokers or Finders. No agent, broker, investment banker or other firm or Person, including any of the foregoing that is an Affiliate of Buyer, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Trust in connection with this Agreement or any of the transactions contemplated hereby. The Trust acknowledges that Buyer is obligated to pay a fee to Chadwick & Saylor in connection with the transactions contemplated hereby and by the Merger Agreement.

                 Section 4.7 REIT Qualification Matters. To Buyer's knowledge, no Person which would be treated as an "individual" for purposes of
Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Buyer. At each Closing, applying the stock ownership rules of Section 856(h) of the Code, Buyer will be treated as a corporation, and the Purchased Shares that it owns will be treated as owned proportionately by Buyer's shareholders.

                 Section 4.8 Investment Company Matters. Buyer is not, and after giving effect to the acquisition of the Purchased Shares contemplated hereby will not be, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                 Section 4.9 Legends; Stop-Transfer Orders. (a) The certificates for the Purchased Shares will bear legends in substantially the following form:

                 THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, MAY BE OFFERED, SOLD, TRANSFERRED OR PLEDGED ONLY IN A TRANSACTION WHICH IS REGISTERED UNDER SUCH ACT AND UNDER SUCH LAWS OR IS EXEMPTED FROM SUCH REGISTRATION REQUIREMENTS.

                 THE SHARES ARE SUBJECT TO A STANDSTILL PROVISION SET FORTH IN
                 SECTION 6.11 OF THAT CERTAIN SHARE PURCHASE AGREEMENT DATED JULY 30, 1998, BY AND BETWEEN THE ISSUER AND DEVELOPERS DIVERSIFIED REALTY CORPORATION.

The legend set forth in the first paragraph shall be removed from any such certificate at the request of the holder thereof at such times as the shares represented thereby are registered under the Securities Act or become eligible for resale under Rule 144 promulgated under the Securities Act. The legend set forth in the second paragraph shall be removed upon expiration of the Standstill Period.

                 (b) The certificates for the Purchased Shares may also bear any legend required by any applicable state blue sky law.

                 (c) Any certificates for the Purchased Shares will also bear a legend relating to restrictions on transfer imposed pursuant to the percentage ownership limitation contained in the Trust Declaration.

                 (d) The Trust may impose appropriate stop-transfer instructions relating to the restrictions set forth herein.


                                   ARTICLE 5

                       COVENANTS RELATING TO THE CLOSINGS

                 Section 5.1 Taking of Necessary Action. (a) Each party hereto agrees to use its commercially reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, subject to the terms and conditions hereof and of the Merger Agreement.

                 (b) As promptly as practicable after the Initial Closing, the Trust shall prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement") by which the Trust's shareholders will be asked to approve, in accordance with the rules of the NYSE and any applicable laws, the issuance of Trust Common Shares contemplated under this Agreement and the Merger Agreement. The Proxy Statement as initially filed with the SEC, as it may be amended and refiled with the SEC and as mailed to the Trust's shareholders, shall be in form and substance reasonably satisfactory to Buyer. The Trust shall respond to any comments of the SEC, and cause the Proxy Statement to be mailed to the Trust's shareholders and shall cause any meeting of the Board of Managers or the Trust's shareholders required to be held to approve the issuance of the Purchased Shares at the earliest practicable time. As promptly as practicable after the date hereof, the Trust shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, state or local laws relating to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including under the HSR Act and any state takeover laws (the "Other Filings"), and Buyer shall prepare and file any filings required by the HSR Act. The Trust will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government official for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply Buyer with copies of all correspondence between the Trust or any of its representatives, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect to the Proxy Statement or any Other Filing. The Trust shall cause the Proxy Statement and any Other Filing to comply in all material respects with all applicable requirements of law. Buyer shall provide the Trust all information about Buyer required to be included or incorporated by reference in the Proxy Statement or any Other Filing and shall otherwise cooperate with the Trust in taking the actions described in this Section 5.1(b). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Trust or Buyer, as applicable, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, or mailing to shareholders of the Trust, as required, such amendment or supplement. Subject to the provisions of
Section 5.4, the Proxy Statement shall include the recommendation of the Board of Managers that the shareholders of the Trust vote in favor of the issuance of the Purchased Shares pursuant to this Agreement and the Merger Agreement.

                 Section 5.2      Public Announcement; Confidentiality. (a)
The initial press release or releases with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be in the form agreed to by the Trust and Buyer. Thereafter, for as long as this Agreement is in effect, neither the Trust nor the Buyer shall issue or cause the publication of any press release or any other announcement with respect to this Agreement, the Merger Agreement, the Registration Rights Agreement, or the transactions contemplated hereby or thereby without the consent of the other, except when such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement.

                 (b) Buyer agrees that all information provided to Buyer or any of its representatives pursuant to this Agreement shall be kept confidential, and Buyer shall not disclose such information to any Persons other than the directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates of Buyer who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information but the foregoing obligation of Buyer shall not (i) relate to any information that (A) is or becomes generally available other than as a result of unauthorized disclosure by Buyer or by Persons to whom Buyer has made such information available, (B) is or becomes available to

Buyer on a nonconfidential basis from a third party that is not, to Buyer's knowledge, bound by any other confidentiality agreement with the Trust, or (ii) prohibit disclosure of any information if required by law, rule, regulation, court order or other legal or governmental process.

                 Section 5.3 Conduct of Business. Except for the transactions contemplated hereby, during the period from the date hereof to the Second Closing Date, the Trust will, except as otherwise consented to or approved by Buyer in writing or as expressly permitted or required hereby, conduct the business of the Trust and its Subsidiaries and engage in transactions only in the ordinary course of business, and the Trust will not, except as otherwise approved by Buyer in writing or as expressly permitted or required hereby:

                          (i) change any provision of the Trust Declaration or the By-laws of the Trust; or

                          (ii) except for (A) issuances of Trust Common Shares in consideration for the acquisition of assets by the Trust in bona fide arm's length transactions subject to the limitations set forth in the Trust Declaration, (B) grants of options pursuant to the plans listed on Schedule 3.3(b) in the ordinary course and consistent with past practice, (C) issuances of Trust Common Shares upon the exercising of options granted pursuant to the plans listed on Schedule 3.3(b) and (D) redemption of Partnership Units listed on
                 Schedule 3.3(a) for Trust Common Shares, change the authorized or issued number of shares of the Trust or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Trust, or any securities convertible into such shares (including Partnership Units), or split, combine or reclassify any shares of the capital stock of the Trust or declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Trust, or redeem or otherwise acquire any shares of such capital stock.

                 Section 5.4 No Solicitation of Transactions. Except as otherwise contemplated by this Section 5.4, from and after the date hereof until the earlier of the Second Closing or the termination of this Agreement pursuant to Article 10, the Trust shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or any Affiliate of Buyer) concerning any proposal for a Competing Transaction otherwise than in compliance with this Agreement. Neither the Trust nor any Subsidiary shall directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to, any such Person or group concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Trust or of any Subsidiary, whether by merger, tender offer, purchase of assets or shares or partnership units or otherwise, otherwise than in compliance with the provisions of this Section. The Board of Managers may take, and disclose to the Trust's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for Trust Common Shares, and the Trust and each Subsidiary may, directly or indirectly, furnish information and access and may participate in discussions and negotiate with any Person or group concerning any proposal with respect to a Competing Transaction which the Board of Managers determines in its good faith judgment, after consultation with the Trust's legal counsel, that it is prudent to do so in the exercise of its fiduciary obligations. The Trust shall notify Buyer orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or of any officer, Manager, director, employee, investment banker, financial advisor, attorney, accountant or other representative of the Trust or any Subsidiary, to the extent of the Trust's knowledge of any such inquiry or proposal, may receive relating to any Competing Transaction and if such Proposal is in writing, the Trust shall deliver to Buyer a copy of such inquiry or proposal (within one Business Day after the receipt of any such inquiry or proposal). The Trust may terminate this Agreement, subject to the payment of the fee required under
Article 10, at any time after the third Business Day following notice to Buyer (a "Notice of Superior Proposal") advising Buyer that the Board of Managers has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal, but only if a proposal continues to be a Superior Proposal in light of any changes that Buyer proposes in the transactions contemplated hereby and by the Merger Agreement prior to the end of that three Business Day period.

                 Section 5.5 Notification of Certain Matters. Each of Buyer and the Trust shall notify the other party in writing of its discovery of any matter that would render any of such party's or the other party's representations and warranties contained herein untrue or incorrect in any material respect, but the failure of either party to so notify the other party of the inaccuracy of that other party's representations and warranties does not constitute a breach of this Agreement.

                 Section 5.6 Provision of Certain Documents. The Trust shall, upon reasonable request by Buyer, deliver true and complete copies of any documents to Buyer within three Business Days after the date of such request.

                 Section 5.7 Registration Rights Agreement. The Trust and Buyer agree to enter into the Registration Rights Agreement at the Initial Closing.

                 Section 5.8 Merger Agreement. The Trust and Buyer agree to enter into the Merger Agreement at or prior to the date hereof.

                 Section 5.9 Compensation of Chairman of the Board. Subject to adjustment as described below, the Trust has awarded to Scott A. Wolstein non-qualified options to purchase 100,000 Trust Common Shares at a purchase price equal to the closing price of Trust Common Shares on the NYSE on July 29, 1998, such options to vest on the Second Closing. Promptly after the Initial Closing, the Trust will engage an independent compensation consultant (who shall be reasonably acceptable to Buyer) who shall prepare a proposed compensation package for Mr. Wolstein. The Board of Managers (excluding the Buyer Representatives) shall vote on such proposed compensation and the grant described above shall be adjusted based upon the recommendation of the compensation consultant as approved by the Board of Managers (excluding the Buyer Representatives).


                                   ARTICLE 6

                          CERTAIN ADDITIONAL COVENANTS

                 Section 6.1 Resale. Buyer acknowledges and agrees that the Purchased Shares will not, as of the Initial Closing Date, be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is available.

                 Section 6.2 REIT Status. From and after the date hereof until Buyer no longer owns 10% or more of the aggregate number of outstanding Trust Common Shares, the Trust will elect to be taxed as a REIT in its federal income tax returns, will comply with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would, or would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

                 Section 6.3 Board Representation; Chairmanship; Visitation Rights; Voting Agreements. (a) At the Initial Closing, Scott A. Wolstein, Robert H. Gidal, Albert T. Adams and James Schoff, shall be appointed to the Board of Managers (the

"Buyer Representatives") and shall cause Scott A. Wolstein to be elected Chairman of the Board of Managers. The Trust hereby confirms that William Bricker has agreed not to stand for reelection at the Trust's next annual meeting of shareholders and to retire from the Board of Managers. The Trust also hereby confirms that, upon Mr. Bricker's retirement from the Board of Managers, the Board of Managers will consist of 10 members.

                 (b) At any meeting of the shareholders of the Trust thereafter held to elect Managers, Buyer shall be entitled to nominate three Managers to the Board of Managers, including the Chairman of the Board of Managers. Buyer's right to nominate Managers to the Board of Managers shall continue, based on its ownership of the Purchased Shares, as follows: (i) so long as Buyer holds a number of Trust Common Shares that is equal to or greater than 75% of the number of Buyer Shares, Buyer shall be entitled to nominate three candidates for the Board of Managers, including the Chairman of the Board; (ii) so long as Buyer holds a number of Trust Common Shares that is less than 75%, but equal to or greater than 50%, of the number of Buyer Shares, Buyer shall be entitled to nominate two candidates for the Board of Managers, including the Chairman; (iii) so long as Buyer holds a number of Trust Common Shares that is less than 50%, but equal to or greater than 25%, of the number of Buyer Shares, Buyer shall be entitled to nominate one candidate for the Board of Managers; and (iv) if Buyer holds a number of Trust Common Shares that is less than 25% of the number of Buyer Shares, then Buyer's right to nominate Managers shall terminate. The Trust shall cause such nominees to be included in the slate of nominees recommended by the Board of Managers to the Trust's shareholders for election as Managers, and the Trust shall use its reasonable best efforts to cause the election of such nominees.

                 (c) If any such nominee of Buyer shall cease to serve as a Manager for any reason, other than by reason of Buyer not being entitled to nominate a nominee as provided in Section 6.5(b), the Trust shall use its reasonable best efforts to cause the vacancy resulting thereby to be filled by a nominee of Buyer, including by taking the actions specified in the last sentence of Section 6.3(b).

                 (d) If the Board of Managers of the Trust establishes committees from time to time, to the extent not precluded by the NYSE, the nominees of Buyer shall have the right to serve on each such committee in the same ratio (as closely as practicable) as such nominees represent of the entire Board of Managers.

                 (e) So long as Buyer owns a number of Trust Common Shares that is more than 10% but less than 25% of the number of Buyer Shares, in addition to the rights granted pursuant to Sections 6.5(a) and (b) above, Buyer shall have the right to have a representative attend all regular and special meetings of the Board of Managers of the Trust and of its Subsidiaries and any committees thereof. This right shall include the right to receive the same notice and materials provided to members of the Board of Managers and each committee thereof.

                 (f) On or before the date hereof, the Trust shall have delivered to Buyer in form and substance satisfactory to Buyer, agreements duly executed and delivered by each of Realco, ABKB/LaSalle Securities Limited Partnership, LaSalle Advisors Limited Partnership, The Morgan Stanley Real Estate Special Situations Fund I, L.P., The Morgan Stanley Real Estate Special Situations Fund II, L.P., Morgan Stanley Asset Management Inc., and Praedium II Industrial Associates LLC, or the entities, individuals or accounts represented by such entities or individuals, pursuant to which each of them agrees to vote its Trust Common Shares in favor of the transactions contemplated hereby and in favor of the Buyer Representatives for so long as Buyer's right to nominate Managers pursuant to this Section 6.4 continues. Buyer agrees to vote all Trust Common Shares held by Buyer and its affiliates in favor of the nominees of each of the entities or individuals listed in the first sentence of this
Section 6.4(f) for so long as the right of each such entity or individual to nominate Managers continues.

                 Section 6.4 Listing. The Trust shall cause the Purchased Shares to be approved for listing on the NYSE (subject to official notice of issuance) prior to each of the Initial Closing Date, the Second Closing Date and each Additional Closing Date, as applicable. In addition, the Trust shall cause the Trust Common Shares issuable upon conversion of Buyer Preferred Shares to be approved for listing on the NYSE (subject to official notice of issuance) prior to each Additional Closing Date, as applicable.

                 Section 6.5 Acknowledgment. Buyer acknowledges that no representation set forth in Section 3.11 shall be deemed to be untrue unless such untruths are, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, development) of the affected Trust Property.

                 Section 6.6      Additional Purchased Shares.

                 (a) From time to time during the period commencing on the Second Closing Date and ending on the second anniversary of the Second Closing Date, the Trust shall have the option to sell, and Buyer agrees to purchase, the additional shares described in Section 6.6(b) (the "Additional Purchased Shares") for an aggregate purchase price that shall not exceed $200,000,000 (the "Additional Purchase Option") solely for the purpose of funding property acquisitions approved by a majority of the Managers that are not Affiliates of the seller of the property or of the assignor that assigned its right to acquire such property to the Trust, on the terms and subject to the conditions contained herein. The Additional Purchase Option shall only be exercisable by action of a majority of the Managers, excluding the Buyer Representatives.

                 (b) The Additional Purchased Shares shall consist of all, or any combination of the following, as the Trust elects subject to the provisions of this Section 6.6: (i) Trust Common Shares at a price of $15.50 per share, or (ii) Buyer Preferred Shares at a price of $14.00 per share; provided, however, that if Buyer would own, as a result of any such sale and purchase, in excess of 49.9% of the outstanding Trust Common Shares, excluding Buyer Preferred Shares (the "Threshold Amount"), the Trust may sell only Buyer Preferred Shares to Buyer, on the terms described in Section 6.6(b)(ii).

                 (c) The price per share described in Sections 6.6(b)(i) and 6.6(b)(ii) shall be adjusted as follows: (i) if the average closing price on the NYSE of one Trust Common Share, determined by reference to The Wall Street Journal, for the ten trading days immediately preceding the date on which the Additional Purchase Option is exercised (the "Exercise Date Trailing Average") is less than $12.12, then the purchase price per Trust Common Share or Buyer Preferred Share, as applicable, shall be adjusted downward by multiplying the same by a fraction, the numerator of which shall be the Exercise Date Trailing Average and the denominator of which shall be $12.12, and (ii) in the event of any share split, subdivision, combination, merger, reclassification or share dividend related to the Trust Common Shares or the Buyer Preferred Shares, as applicable, the price per Trust Common Share or Buyer Preferred Share shall be adjusted so that the price per share is multiplied by a fraction the numerator of which is the total number of Trust Common Shares and Buyer Preferred Shares outstanding on the date hereof and the denominator is the total number of Trust Common Shares and Buyer Preferred Shares outstanding on the date of any such share split, subdivision, combination, merger, reclassification or share dividend.

                 (d) Buyer shall purchase and pay for, and the Trust shall deliver, the Additional Purchased Shares in one or more transactions within 14 days after the exercise of the Additional Purchase Option by the Board of Managers under Section 6.6(a), subject to the satisfaction of the closing conditions described in this Agreement.

                 Section 6.7 Anti-Dilution. (a) If Buyer's Beneficial Ownership of Trust Common Shares falls below forty percent (40%) of the outstanding Trust Common Shares on a fully diluted basis (the "Forty Percent Threshold"), Buyer shall have the right to purchase from time to time, and the Trust hereby agrees to sell from time to time, at a price of $15.50 per Trust Common Share, a number of Trust Common Shares such that, immediately after such purchase and giving effect thereto, Buyer's Beneficial Ownership of Trust Common Shares shall be less than or equal to the Forty Percent Threshold. The purchase price of all Trust Common Shares issued pursuant to this Section 6.7(a) shall reduce the Additional Purchase Option on a dollar for dollar basis.

                 (b) If Buyer's Beneficial Ownership of Trust Common Shares falls below the Forty Percent Threshold after the Additional Purchase Option has been exhausted or otherwise terminated, then, notwithstanding the provisions of Section 6.6, Buyer shall have the right (to the extent permitted by law) to purchase from time to time, in the open market or in one or more privately negotiated transactions, a number of Trust Common Shares such that, immediately after such purchase and giving effect thereto, Buyer's Beneficial Ownership of Trust Common Shares shall be less than or equal to the Forty Percent Threshold.

                 Section 6.8 No Repurchase Program. The Trust shall not engage in any open market repurchases of Trust Common Shares, whether pursuant to a share repurchase program conducted in accordance with Rule 10b-18 promulgated under the Exchange Act or otherwise, if such repurchase program would trigger the "poison pill" provisions contained in Article 13(b) of the Trust Declaration.

                 Section 6.9 Excess Securities Provision. The Trust shall cause the Board of Managers to exempt Buyer from the "excess securities" provision contained in Article 13 of the Trust Declaration, as permitted by
Article 13(h) of the Trust Declaration, for as long as Buyer owns any of the Purchased Securities, provided that Buyer's Beneficial Ownership of the Purchased Shares will not, in the opinion of counsel to the Trust (who must be reasonably acceptable to Buyer), cause the Trust to lose its status as a REIT. During each December in which Buyer owns any of the Purchased Shares, the Trust shall certify its compliance with this Section 6.9 and Buyer shall provide reasonable certification to the Trust that Buyer's Beneficial Ownership of the Purchased Shares will not cause the Trust to lose its status as a REIT.

                 Section 6.10 Disinterested Managers. Buyer and its Affiliates will not engage in any Material Transaction with the Trust without the prior approval of a majority of the Managers, excluding the Buyer Representatives (the Managers other than the Buyer Representatives, the "Disinterested Managers"). Buyer and the Trust agree that the approval of a majority of the Disinterested Managers shall satisfy the requirements of any provision of this Agreement requiring the approval of a majority of the Managers if the transaction requiring such approval would constitute a Material Transaction.

                 Section 6.11 Standstill. For a period beginning on the Initial Closing Date and ending on the third anniversary of the Second Closing (the "Standstill Period"), Buyer and its Affiliates shall not, without the prior approval of a majority of the Disinterested Managers:

                 (a) Directly or indirectly acquire, or agree to acquire, Beneficial Ownership of Trust Common Shares (or any other voting securities or securities convertible into, or exchangeable or redeemable for, Trust Common Shares) if, as a result of such acquisition, Buyer and its Affiliates would own in excess of the Forty Percent Threshold, other than an acquisition of Additional Purchased Shares or any other acquisition permitted by this Agreement. Trust Common Shares, and options to purchase, or securities convertible into, Trust Common Shares granted to, or purchased upon the exercise of such options or the conversion of such securities, the Buyer Representatives in their capacities as Managers shall not considered to be owned by Buyer and its Affiliates for purposes of determining whether Buyer has exceeded the Forty Percent Threshold.

                 (b) Form or join or act with any Person as a partnership, voting trust, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Trust Common Shares, or otherwise become a "group" within the meaning of
Section 13(d)(3) of the Exchange Act.

                 (c) Solicit proxies or assist or participate in any way or, directly or indirectly, become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of Trust Common Shares in connection with any such solicitation, in opposition to the recommendation of a majority of the Managers with respect to any matter.

                 (d) Initiate, submit or propose any shareholder proposal for submission to a vote of the shareholders of the Trust, or request, induce or attempt to induce any other Person to initiate or propose any such proposal, or seek to advise or influence any person or entity with respect to the voting of Trust Common Shares in connection with any proposal, all with respect to the Trust, in opposition to the recommendation of a majority of the Managers with respect to any matter.

                 (e) Directly or indirectly assist, encourage or induce any Person to bid for or acquire Beneficial Ownership of Trust Common Shares in excess of five percent (5%) of the outstanding Trust Common Shares, other than in connection with any sale by Buyer or its Affiliates of Purchased Shares conducted in accordance with this Agreement, the Registration Rights Agreement (if applicable) and any applicable Securities Laws.

                 (f) Take any other action in concert with any other Person to seek to direct the management or policies of the Trust or otherwise exercise control over the Trust.

                 (g)      Buyer shall not be deemed to have breached this
Section 6.11 solely as a result of any action taken by any Buyer Representative solely in his or her capacity as a Manager.

                 Section 6.12     Funding Prior to Second Closing.

                 (a) From time to time during the period commencing on the Initial Closing Date and ending on the earlier of (i) the Second Closing Date,
(ii) the date 180 days after the Initial Closing Date, and (iii) the date this Agreement is terminated pursuant to Article 10 hereto, the Trust shall have the option (the "Funding Option") to borrow from Buyer, and Buyer agrees to lend within 30 days from the date of the exercise of the Funding Option, amounts that shall not in the aggregate exceed the Remaining Purchase Price, solely for the purpose of funding the property acquisitions listed on Schedule 6.12. Each such acquisition shall be approved by a majority of the Managers that are not Affiliates of the seller of the property or the assignor of the right to purchase the property at any time between the Initial Closing Date and the exercise of the Funding Option. The Funding Option shall only be exercisable by action of a majority of the Managers, excluding the Buyer Representatives.

                 (b) All loans made by Buyer to the Trust pursuant to the Funding Option shall be on the terms and conditions contained in the promissory note attached hereto as Exhibit D. Buyer shall make each such loan within ten days after the date the applicable Funding Option is exercised in accordance with Section 6.12(a). All such loans shall be repaid at the earlier of: (i) the Second Closing Date, (ii) the date that is 181 days after the Initial Closing Date, and (iii) within 30 days of the date on which this Agreement is terminated pursuant to Article 10 hereto.

                 6.13 Transfer of Shares. During the Standstill Period, any Purchased Shares transferred by Buyer shall be, in the possession of the transferee, and the transferee shall be subject to the terms and conditions of this Agreement and the Registration Rights Agreement, if applicable, including but not limited to, the provisions of Section 6.11 of this Agreement.

                                   ARTICLE 7

                               CLOSING DELIVERIES

                 Section 7.1      Initial Closing Deliveries.

                 (a) Trust Deliveries. At the Initial Closing, the Trust shall deliver, or cause to be delivered, to Buyer the following:

                          (i) certificates representing the Initial Shares, bearing the legends described in Section 4.9, free and clear of all Liens (unless created by Buyer or any of its Affiliates), with all necessary stock powers, share transfer and other documentary stamps attached;

                          (ii) the certificate, dated the Initial Closing Date and validly executed on behalf of the Trust, required by
                 Section 8.1(a);

                          (iii) resolutions of the Board of Managers, certified
                 by the Secretary of the Trust, authorizing the execution and delivery of this Agreement, the Merger Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby, including the creation and issuance of the Buyer Preferred Shares;

                          (iv) each of the legal opinions of the Trust's counsel required by Sections 8.1(g) and 8.1(h);

                          (v)     evidence or copies of any consents,
                 approvals, orders, qualifications or waivers required by
                 Section 8.1;

                          (vi) all other certificates and instruments and documents required pursuant this Agreement to be delivered by the Trust to Buyer at or prior to the Initial Closing;

                          (vii) the Registration Rights Agreement, duly
                 executed on behalf of the Trust;

                          (viii) evidence that the merger contemplated by the
                 Merger Agreement has occurred;

                          (ix) a supplemental listing application executed by the Trust and the NYSE authorizing the listing of the Initial Shares (subject to official notice of issuance);

                          (x) such other instruments reasonably requested by
                 Buyer as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 (b) Buyer Deliveries. At the Initial Closing, Buyer shall deliver, or cause to be delivered, to the Trust the following:

                          (i) the Initial Purchase Price in immediately
                 available funds;

                          (ii) the certificate, dated the Initial Closing Date
                 and validly executed on behalf of Buyer, required by Section 8.2(a);

                          (iii) the Registration Rights Agreement, duly
                 executed on behalf of Buyer;

                          (iv) if not theretofore delivered to the Trust, all
                 other certificates, documents, instruments and writings required pursuant to this Agreement to be delivered by or on behalf of Buyer at or before the Initial Closing;

                          (v) each of the legal opinions of Buyer's counsel
                 required by Sections 8.2(e) and 8.2(f); and

                          (vi) such other instruments reasonably requested by
                 the Trust as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 Section 7.2      Second Closing Deliveries.

                 (a) Trust Deliveries. At the Second Closing, the Trust shall deliver, or cause to be delivered, to Buyer the following:

                          (i) certificates representing the Remaining Shares, bearing the legends described in Section 4.9, free and clear of all Liens (unless created by Buyer or any of its Affiliates), with all necessary stock powers, share transfer and other documentary stamps attached;

                          (ii) the certificate, dated the Second Closing Date and validly executed on behalf of the Trust, required by
                 Section 8.3(a);

                          (iii) a certificate from the Secretary of the Trust
                 stating that the resolutions of the Board of Managers authorizing the execution and delivery of this Agreement, the Merger Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby, remain in full force and effect, and have not been amended, repealed or altered in any way;

                          (iv) a certificate of the Secretary of the Trust that the shareholders of the Trust approved the issuance of the Purchased Shares and the transactions contemplated by this Agreement and the Merger Agreement at a special meeting of the Trust's shareholders held in accordance with the rules of the NYSE;

                          (v) each of the legal opinions of the Trust's counsel required by Sections 8.3(c);

                          (vi)    evidence or copies of any consents,
                 approvals, orders, qualifications or waivers required by
                 Section 8.4;

                          (vii) a supplemental listing application executed by
                 the Trust and the NYSE authorizing the listing of the Remaining Shares (subject to official notice of issuance);

                          (viii) all other certificates and instruments and
                 documents required pursuant this Agreement to be delivered by the Trust to Buyer at or prior to the Second Closing; and

                          (viii) such other instruments reasonably requested by
                 Buyer as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 (b) Buyer Deliveries. At the Second Closing, Buyer shall deliver, or cause to be delivered, to the Trust the following:

                          (i) the Remaining Purchase Price in immediately available funds;

                          (ii) the certificate, dated the Second Closing Date and validly executed on behalf of Buyer, required by Section 8.4(a);

                          (iii) all other certificates, documents, instruments and writings required pursuant to this Agreement to be delivered by or on behalf of Buyer at or before the Second Closing;

                          (iv) each of the legal opinions of Buyer's counsel required by Sections 8.2(e); and

                          (v) such other instruments reasonably requested by the Trust as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 Section 7.3      Additional Closings.

                 (a) Trust Deliveries. At each Additional Closing, the Trust shall deliver, or cause to be delivered, to Buyer the following:

                          (i) certificates representing the number of
                 Additional Purchased Shares to be purchased at that Additional Closing, bearing the legends described in Section 4.9, free and clear of all Liens (unless created by Buyer or any of its Affiliates), with all necessary stock powers, share transfer and other documentary stamps attached;

                          (ii) the certificate, dated that Additional Closing
                 Date and validly executed on behalf of the Trust, required by
                 Section 8.5;

                          (iii) a certificate from the Secretary of the Trust
                 stating that the resolutions of the Board of Managers authorizing the execution and delivery of this Agreement, the Merger Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby, remain in full force and effect, and have not been amended, repealed or altered in any way;

                          (iv) evidence or copies of any consents, approvals,
                 orders, qualifications or waivers required by Section 8.5(a);

                          (v) each of the legal opinions of the Trust's counsel required by Section 8.5(b);

                          (vi) a supplemental listing application executed by the Trust and the NYSE authorizing the listing of the Additional Purchased Shares to be purchased by Buyer at that Additional Closing (subject to official notice of issuance);

                          (vii) all other certificates and instruments and
                 documents required pursuant to this Agreement to be delivered by the Trust to Buyer at or prior to that Additional Closing; and

                          (viii) such other instruments reasonably requested by
                 Buyer as may be necessary or appropriate to confirm or carry out the provisions of this Agreement with respect to that Additional Closing.

                 (b) Buyer Deliveries. At each Additional Closing, Buyer shall deliver, or cause to be delivered, to the Trust the following:

                          (i) the amount of the purchase price, in immediately
                 available funds, for the Additional Purchased Shares to be delivered at that Additional Closing;

                          (ii) the certificate, dated that Additional Closing
                 Date and validly executed by Buyer, required by Section
                 8.6(a);

                          (iii) each of the legal opinions of Buyer's counsel
                 required by Section 8.6(b);

                          (iv) all other certificates and instruments and
                 documents required pursuant to this Agreement to be delivered by the Buyer to the Trust at or prior to each Additional Closing; and

                          (v) such other instruments reasonably requested by
                 the Trust as may be necessary or appropriate to confirm or carry out the provisions of this Agreement with respect to that Additional Closing.

                                   ARTICLE 8

                             CONDITIONS TO CLOSINGS

                 Section 8.1 Conditions to Purchase at Initial Closing. The obligations of Buyer to purchase and pay for the Initial Shares at the Initial Closing are subject to the satisfaction or waiver of each of the following conditions precedent:

                 (a)      Representations and Warranties; Covenants.
The representations and warranties of the Trust contained herein that are not qualified as to materiality shall have been true and correct in all material respects on and as of the date hereof, and shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date (except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be materially true and correct in all respects as of such date or time)), and the representations and warranties already qualified with respect to materiality shall have been true and correct in all respects at each such date without regard to the materiality qualification contained in this Section 8.1(a). The covenants and agreements of the Trust to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects. The Trust shall have delivered to Buyer at the Initial Closing a certificate of an appropriate officer in form and substance satisfactory to Buyer dated the Initial Closing Date to such effect.

                 (b) No Material Adverse Change. Since December 31, 1997, there shall not have been any change, circumstance or event which has had or would reasonably be expected to have a Material Adverse Effect.

                 (c) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Merger Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated, or the Trust and Buyer shall have concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby.

                 (d) No Limitation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Action which would reasonably be expected to have a material adverse effect on the ability of the Trust to consummate the actions contemplated hereby or to issue the Initial Shares.

                 (e) Proceedings. All trust and other proceedings to be taken by the Trust in connection with the transactions contemplated by this Agreement and the Merger Agreement and all documents incident thereto shall be reasonably satisfactory to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it has reasonably requested.

                 (f) REIT Status. The Trust shall have elected to be taxed as a REIT in each of its federal income tax returns, and shall be in compliance with all applicable laws, rules and regulations, including the Code, necessary to permit it to be taxed as a REIT for all tax years since the Trust's formation. The Trust shall not have taken any action or have failed to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

                 (g) Opinion of Counsel. Buyer shall have received a legal opinion from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to the Trust, dated the Initial Closing Date concerning, among other things, the Trust's organization, authority, capitalization, SEC filings (excluding financial and statistical data contained therein), contractual relationships, compliance with law and other legal matters, and confirming that all shares issued pursuant to this Agreement will be validly issued, fully paid and nonassessable, in form and substance reasonably satisfactory to Buyer.

                 (h) Tax Opinion. Buyer shall have received the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to the Trust, in form and substance reasonably satisfactory to Buyer, and dated the Initial Closing Date, that (i) commencing with its initial taxable year ended December 31, 1985, the Trust has met the requirements under the Code for qualification and taxation as a real estate investment trust and that, after giving effect to the transactions contemplated hereby, the Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) each Subsidiary of the Trust has been, since its formation, and continues to be, treated for federal income tax purposes (a) as a partnership, and not as a corporation or an association taxable as a corporation or (b) as an entity disregarded as separate from its owner (in the case of (i) and (ii) above with customary assumptions and qualifications).

                 (i) The Merger. The merger contemplated by the Merger Agreement shall have occurred.

                 Section 8.2 Conditions of Sale at Initial Closing. The obligation of the Trust to sell the Initial Shares at the Initial Closing is subject to the satisfaction or waiver of each of the following conditions precedent:

                 (a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained herein that are not qualified as to materiality shall have been true and correct in all material respects on and as of the date hereof, and shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date (except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be materially true and correct in all material respects as of such date or time), and the representations and warranties already qualified with respects to materiality shall have been true and correct in all respect at each such date without regard to the materiality qualification contained in this Section 8.2(a). The covenants and agreements of Buyer to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all respects. Buyer shall have delivered to the Trust at the Initial Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to the Trust dated the Initial Closing Date to such effect.

                 (b) No Limitation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Action which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to acquire the Initial Shares.

                 (c) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Merger Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated, or the Trust and Buyer shall have concluded that no filing under the HSR Act is required with respect to the transactions contemplated hereby.

                 (d) Proceedings. All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated by this Agreement and the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Trust and the Trust shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                 (e) Opinion of Counsel. The Trust shall have received a legal opinion from Baker & Hostetler LLP, counsel to Buyer, dated the Initial Closing Date, concerning, among other things, the matters described in Section 4.8, Buyer's organization, authority, capitalization, SEC filings, contractual relationships, compliance with law and other legal matters, in form and substance reasonably satisfactory to the Trust.

                 (f) Tax Opinion. The Trust shall have received the opinion of Baker & Hostetler LLP, counsel for Buyer, in form and substance reasonably satisfactory to the Trust, and dated the Initial Closing Date, concerning the matters described in Section 4.7 and that (i) commencing with its initial taxable year ended December 31, 1993, Buyer has met the requirements under the Code for qualification and taxation as a real estate investment trust and that, after giving effect to the transactions contemplated hereby, Buyer's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) each subsidiary of the Buyer has been, since its formation, and continues to be, treated for federal income tax purposes (a) as a partnership, and not as a corporation or an association taxable as a corporation or (b) as an entity disregarded as separate from its owner (in the case of (i) and (ii) above with customary assumptions and qualifications).

                 Section 8.3 Conditions to Purchase at Second Closing. The obligation of Buyer to purchase and pay for the Remaining Shares at the Second Closing is subject to the satisfaction or waiver of each of the following conditions precedent:

                 (a) Conditions Met. The conditions set forth in Sections 8.1(a)-(f) shall continue to be satisfied or to have been waived in all respects on and as of the Second Closing Date, with references to the Initial Closing Date in those conditions considered, for this purpose, to be references to the Second Closing Date. The Trust shall have delivered to Buyer at the Second Closing a certificate of an appropriate officer in form and substance satisfactory to Buyer dated the Second Closing Date stating that the conditions contained in Sections 8.1(a)-(f) remain satisfied as of the Second Closing Date.

                 (b) Shareholder Approval. The Trust shall have received the shareholder approval contemplated by Section 5.1(b) and the Trust shall have delivered to Buyer a certificate of an appropriate officer in form and substance satisfactory to Buyer dated the Second Closing Date to that effect.

                 (c) Opinions of Counsel. Buyer shall have received each of the legal opinions required by Section 8.1(g) and 8.1(h), dated the Second Closing Date, with references to the Initial Closing Date in those Sections and opinions considered, for this purpose, to be references to the Second Closing Date.

                 Section 8.4 Conditions of Sale at Second Closing. The obligation of the Trust to sell the Remaining Shares at the Second Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                 (a) Conditions Met. The conditions set forth in Sections 8.2(a)-(d) shall continue to be satisfied or to have been waived in all respects on and as of the Second Closing Date, with references to the Initial Closing Date in those conditions considered, for this purpose, to be references to the Second Closing Date. Buyer shall have delivered to the Trust at the Second Closing a certificate of an appropriate officer in form and substance satisfactory to the Trust dated the Second Closing Date stating that the conditions contained in Sections 8.2(a)-(d) remain satisfied as of the Second Closing Date.

                 (b) Opinions of Counsel. The Trust shall have received each of the legal opinions required by Section 8.1(g) and 8.1(h), dated the Second Closing Date, with references to the Initial Closing Date in those Sections and opinions considered, for this purpose, to be references to the Second Closing Date.

                 Section 8.5 Conditions to Purchase at each Additional Closing. The obligation of Buyer to purchase and pay for the Additional Purchased Shares at each Additional Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                 (a) Conditions Met. The conditions set forth in Sections 8.1(a)-(f) shall continue to be satisfied or to have been waived in all respects on and as of each Additional Closing Date, with references to the Initial Closing Date in those conditions considered, for this purpose, to be references to the applicable Additional Closing Date. The Trust shall have delivered to Buyer at each Additional Closing a certificate of an appropriate officer in form and substance satisfactory to Buyer dated as of each Additional Closing Date stating that the conditions contained in Sections 8.1(a)-(f) remain satisfied as of each Additional Closing Date.

                 (b) Opinions of Counsel. Buyer shall have received each of the legal opinions required by Section 8.1(g) and 8.1(h), dated as of each Additional Closing Date, with references to the Initial Closing Date in those Sections and opinions considered, for this purpose, to be references to applicable Additional Closing Date.

                 Section 8.6 Conditions to Sale at each Additional Closing. The obligation of the Trust to sell the Additional Purchased Shares at each Additional Closing is subject to satisfaction or waiver of the following condition precedent:

                 (a) Conditions Met. The conditions set forth in Section 8.2(a)-(d) shall continue to be satisfied or to have been waived in all respects on and as of each Additional Closing Date, with references to the Initial Closing Date in those conditions considered, for this purpose, to be references to applicable Additional Closing Date. Buyer shall have delivered to the Trust at each Additional Closing a certificate of an appropriate officer in form and substance satisfactory to the Trust dated as of each Additional Closing Date stating that the conditions contained in Sections 8.2(a)-(d) remain satisfied as of each Additional Closing Date.

                 (b) Opinions of Counsel. The Trust shall have received each of the legal opinions required by Section 8.1(g) and 8.1(h), dated the applicable Additional Closing Date, with references to the Initial Closing Date in those Sections and opinions considered, for this purpose, to be references to the applicable Additional Closing Date.


                                   ARTICLE 9

                           SURVIVAL; INDEMNIFICATION

                 Section 9.1 Survival. All representations, warranties and (except as provided in the last sentence of this Section 9.1) covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instrument delivered in connection herewith shall survive until the first anniversary of each Closing. No Action or proceeding may be brought with respect to any of the representations and warranties or any of the covenants or agreements which so survive unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement on or prior to the first anniversary of each Closing and the party alleged to have breached such representation or warranty has not cured the alleged breach within 30 days after the receipt of such notice. Those covenants or agreements that contemplate or may involve actions to be taken or obligations to be in effect after all Closings contemplated by this Agreement shall survive in accordance with their terms, and any action or proceeding with respect to any such covenant or agreement may be brought until the statute of limitations applicable thereto expires.

                 Section 9.2 Indemnification by Buyer or the Trust. (a) Subject to Section 9.1, from and after the Initial Closing Date, Buyer shall indemnify and hold harmless the Trust, its successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Loss and Expense") suffered, directly or indirectly, by the Trust by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by Buyer in or pursuant to this Agreement and the failure to cure such breach within the applicable cure period, or (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth herein.

                 (b) Subject to Section 9.1, from and after the Initial Closing Date, the Trust shall indemnify and hold harmless Buyer, its successors and assigns, from and against any and all Loss and Expense, suffered, directly or indirectly, by Buyer by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Trust in or pursuant to this Agreement or in any certificate delivered pursuant to this Agreement and the failure to cure such breach within the applicable cure period, or (ii) any failure by the Trust to perform or fulfill any of its covenants or agreements set forth herein.

                 (c) Notwithstanding the foregoing, neither Buyer nor the Trust shall be responsible for any Loss and Expense as provided in paragraphs
(a) and (b), respectively, of this Section 9.2, until the cumulative aggregate amount of such Loss and Expense suffered by Buyer or the Trust, as the case may be, exceeds $50,000, in which case Buyer or the Trust, as the case may be, shall then be liable for all such Loss and Expense. Except with respect to third- party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Article 9. The liability of Buyer or the Trust, as applicable, under this Article 9 and Article 9 of the Merger Agreement, collectively, shall not exceed $58,000,000.

                 Section 9.3 Third-Party Claims. If a claim by a third party is made against a party and if such party intends to seek indemnity with respect thereto under this Article, such party (the "Indemnified Party") shall promptly notify the indemnifying party in writing of such claim setting forth such claim in reasonable detail. The indemnifying party shall have 10 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, but the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, so long as the fees and expenses of such counsel are borne by that Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 10 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest or compromise the claim and no such contesting or compromise will constitute a waiver of any right to indemnity therefor pursuant to this Agreement.

                                   ARTICLE 10

                                  TERMINATION

                 Section 10.1 Termination. This Agreement may be terminated at any time prior to the Second Closing and the Merger Agreement may be terminated at any time prior to the Initial Closing (provided that a termination of either this Agreement or the Merger Agreement shall also terminate the other agreement, but any termination after the Initial Closing shall not, subject to the repurchase obligation described in Section 10.4, terminate, rescind or undo the Merger Agreement or the transactions contemplated thereby by:

                 (a)      the consent of each of the Trust and Buyer;

                 (b) Buyer (if it is not in breach of any of its obligations hereunder) in the event of a breach by the Trust of any representation, warranty, covenant or agreement by the Trust contained in this Agreement or in the Merger Agreement, which has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Trust;

                 (c) the Trust (if it is not in breach of any of its obligations hereunder) in the event of a breach by Buyer of any representation, warranty, covenant or agreement by Buyer contained in this Agreement or in the Merger Agreement which has not been, or cannot be, cured within 30 days after written notice of such breach is given to Buyer;

                 (d)      the Trust, if terminated in accordance with Section
5.4 so long as the Trust shall have paid or shall contemporaneously pay to Buyer the Breakup Fee;

                 (e) either the Trust or Buyer if the Second Closing shall not have occurred on or prior to the date 180 days after the date of this Agreement, unless the failure of such occurrence shall be attributable to the failure of the party seeking to terminate this Agreement to perform or observe any covenant or agreement set forth herein required to be performed or observed by such party on or before the Second Closing Date, as applicable; or

                 (f) Buyer, if the Board of Managers shall have withdrawn, modified or failed to make or refrained from making its recommendation that the shareholders of the Trust approve the issuance of the Purchased Shares pursuant to this Agreement and the Merger Agreement as provided for in Section 3.2(b) and Section 5.1(b), or if the Board of Managers at any time refuses to reaffirm, at Buyer's request, such recommendation and its determination to make such recommendation to the shareholders of the Trust.

                 Section 10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by the Trust or Buyer pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon be and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.2 (Public Announcements), 10.3 (Expenses), 11.2 (Governing Law), 10.4 (Repurchase Obligation), and 11.4 (Notices) shall survive the termination of this Agreement, and no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement. In addition, the Confidentiality Agreements executed by each of the parties hereto prior to the date hereof shall survive any termination of this Agreement in accordance with their terms.

                 Section 10.3 Expenses; Breakup Fee. (a) Except as set forth in this Agreement, whether or not the purchase of any Purchased Shares is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                 (b) If: (i) this Agreement and the transactions contemplated hereby shall have been submitted to a vote of the Trust's shareholders and the shareholders have failed for any reason to approve this Agreement and the actions contemplated hereby by the requisite vote and Buyer is not in breach of any of its material obligations hereunder; (ii) Buyer terminates this Agreement under Section 10.1(b); (iii) the Trust terminates this Agreement under Section 10.1(d); (iv) Buyer terminates this Agreement under Section 10.1(f), provided that Buyer is not in material breach of any of its obligations hereunder; or (v) the Trust fails to perform any of its material obligations under this Agreement, provided that Buyer is not in material breach of any of its obligations hereunder; then the Trust shall immediately make payment to Buyer (by wire transfer) of a fee in the amount of $3.5 million (the "Breakup Fee").

                 (c)      If the Trust shall terminate this Agreement under
Section 10.1(c) or Buyer shall fail to perform any of its material obligations at the Initial Closing or the Second Closing, provided that the Trust is not in material breach of any of its obligations hereunder, then Buyer shall immediately make payment to the Trust (by wire transfer) of a fee in the amount of $3.5 million.

                 (d)      From the date this Agreement is terminated under this
Section 10.3 and ending 30 days after such termination: (i) if this Agreement is terminated under Section 10.3(b), then Buyer shall have the option to require the Trust to assign, and the Trust agrees to assign, all of the membership interests of Office Flex I and Office Flex II, each as defined in the Merger Agreement, to Buyer in exchange for the Merger Shares and in lieu of the Trust's obligation to repurchase the Merger Shares described in Section 10.4; and (ii) if this Agreement is terminated under Section 10.3(c), then the Trust shall have the option to assign, and Buyer agrees to accept such assignment, all of the membership interests of Office Flex I and Office Flex II, to Buyer in exchange for the Merger Shares and in lieu of the Trust's obligation to repurchase the Merger Shares described in Section 10.4.

                 Section 10.4 Repurchase Obligation. If this Agreement is terminated for any reason after the Initial Closing and before the Second Closing, the Trust shall repurchase, at a price of $15.50 per Trust Common Share, all Trust Common Shares issued pursuant to this Agreement and the Merger Agreement by wire transfer of immediately available funds to Buyer within 30 days following such termination against delivery of the certificates representing such shares, with all necessary stock powers, share transfer and other documentary stamps attached. This repurchase obligation shall be in addition to the fee required to be paid pursuant to Section 10.3. Further, each Buyer Representative then on the Board of Managers shall resign immediately upon Buyer's receipt of all amounts due under this Section 10.4.


                                   ARTICLE 11

                                 MISCELLANEOUS

                 Section 11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

                 Section 11.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                 Section 11.3 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought only in a federal district court of the United States of America and hereby expressly submits to the personal jurisdiction and venue of any such court of proper jurisdiction for the purposes thereof and expressly waives any claim of improper venue and any claim that such court is an inconvenient forum. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON

THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE.

                 Section 11.4 Entire Agreement. This Agreement (including the agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

                 Section 11.5 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below, unless and until either of such parties notifies the other in accordance with this section of a change of address or change of telecopy number:

         If to Buyer:             Developers Diversified
                                  Realty Corporation
                                  34555 Chagrin Blvd.
                                  Moreland Hills, Ohio 44022
                                  Attention: Scott A. Wolstein
                                  Telecopy Number: (440) 247-0434

         with a copy to:          Baker & Hostetler LLP
                                  3200 National City Center
                                  1900 East 9th Street
                                  Cleveland, Ohio 44114-3485
                                  Attention: Albert T. Adams
                                  Telecopy Number: (216) 696-0740

         If to the Trust:         American Industrial Properties REIT
                                  6210 North Beltline, Suite 170
                                  Irving, Texas 75063
                                  Attention: Charles W. Wolcott
                                  Telecopy Number: (972) 756-0704

         with a copy to:          Liddell, Sapp, Zivley, Hill
                                     & LaBoon, L.L.P.
                                  2001 Ross Avenue, Suite 3000
                                  Dallas, Texas 75201
                                  Attention: Bryan L. Goolsby
                                  Telecopy Number: (214) 849-5599

                 Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

                 Section 11.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach thereof.

                 Section 11.8 Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, and (iv) the word "or" shall not be exclusive.

                 (b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                 Section 11.9 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability then such invalid or unenforceable provision shall be revised by a court of competent jurisdiction to make that provision valid or enforceable.

                 Section 11.10 Further Assurances. The Trust and Buyer agree that, from time to time, whether before, at or after the Initial Closing Date, each of them will execute and deliver such further instruments and take such other actions as may be necessary to carry out the purposes and intents hereof.

                 Section 11.11 Specific Performance. Buyer and the Trust each acknowledge that, in view of the uniqueness of the Purchased Shares and the properties to be acquired by the Trust pursuant to the Merger Agreement, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto be entitled at law or in equity.

                 IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the date first above written.

                                  BUYER:

                                  DEVELOPERS DIVERSIFIED REALTY
                                  CORPORATION, an Ohio corporation



                                  By: /s/ Scott A. Wolstein
                                     -----------------------------------
                                  Name: Scott A. Wolstein
                                       ---------------------------------
                                  Title: President
                                        --------------------------------


                                  THE TRUST:

                                  AMERICAN INDUSTRIAL PROPERTIES
                                  REIT, a Texas real estate
                                  investment trust



                                  By: /s/ Charles W. Wolcott
                                     -----------------------------------
                                  Name: Charles W. Wolcott
                                       ---------------------------------
                                  Title: President & CEO
                                        --------------------------------